Exhibit 2(b).2

INFORMATION MEMORANDUM

TRANSCO HOLDINGS plc

(incorporated with limited liability in England and Wales on 27 November 1998)

TRANSCO plc

(incorporated with limited liability in England and Wales on 1 April 1986)

Euro 7,000,000,000

Euro Medium Term Note Programme

Under the Euro Medium Term Note Programme (the “Programme”) described in this information memorandum (the “Information Memorandum”), Transco Holdings plc (“Transco Holdings”) and Transco plc (“Transco”) (each, an “Issuer” and together, the “Issuers”) subject to compliance with all relevant laws, regulations and directives, may from time to time issue debt instruments (the “Instruments”) denominated in any currency agreed between the relevant Issuer, the Trustee and the relevant Dealer (as defined below). The aggregate nominal amount of Instruments outstanding will not at any time exceed euro 7,000,000,000 (or the equivalent in other currencies). The Instruments will only be issued in bearer form.

Applications have been made to admit Instruments issued under the Programme during the period of twelve months after the date hereof to listing on the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (the “FSMA”) (the “UK Listing Authority”)) and to trading on the London Stock Exchange plc (the “London Stock Exchange”). The Programme also permits Instruments to be issued on an unlisted basis or to be admitted to listing, trading and/or quotation by such other or further listing authorities, stock exchanges and/ or quotation systems as may be agreed with the relevant Issuer. The relevant Pricing Supplement (as defined on page 7) in respect of the issue of any Instruments will specify whether or not such Instruments will be listed on the Official List and admitted to trading on the London Stock Exchange’s market for listed securities (or any other stock exchange).

Each Series (as defined on page 7) of Instruments will be represented on issue by a temporary global instrument in bearer form (each a “temporary Global Instrument”) or a permanent global instrument (each a “permanent Global Instrument”). Global Instruments (being together, temporary Global Instruments and permanent Global Instruments) may be deposited on the issue date with a common depositary on behalf of Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, socie¤te¤ anonyme (“Clearstream, Luxembourg”). The provisions governing the exchange of interests in Global Instruments for other Global Instruments and definitive Instruments are described in “Summary of Provisions Relating to the Instruments while in Global Form”.

This Information Memorandum replaces, and is produced in substitution for, the Information Memorandum dated 23 July 2003.

Arranger for the Programme

HSBC

The Dealers

BARCLAYS CAPITAL	CREDIT SUISSE FIRST BOSTON
DEUTSCHE BANK	HSBC
JPMORGAN	MIZUHO INTERNATIONAL PLC

THE ROYAL BANK OF SCOTLAND

The date of this Information Memorandum is 23 July 2004

This Information Memorandum comprises listing particulars issued in compliance with the listing rules (the “Listing Rules”) made under Section 74 of the FSMA, for the purpose of giving information with regard to (i) Transco Holdings and each of its subsidiary undertakings (together, the “Transco Holdings Group”) and the issue by Transco Holdings of Instruments during the period of 12 months after the date of this Information Memorandum (the “Transco Holdings Listing Particulars”) and (ii) (with the exception of the information relating to Transco Holdings and the Transco Holdings Group contained in the sections entitled “Transco Holdings plc” on pages 32 to 34, “Capitalisation and Indebtedness of the Transco Holdings Group” on page 35 and “General Information” on pages 52 to 53) Transco and each of its subsidiary undertakings (together, the “Transco Group”) and the issue of Instruments by Transco during the period of 12 months after the date of this Information Memorandum (the “Transco Listing Particulars”). Accordingly, Transco Holdings accepts responsibility for the information contained in the Transco Holdings Listing Particulars and Transco accepts responsibility for the information contained in the Transco Listing Particulars.

To the best of the knowledge and belief of each of the Issuers (each of which has taken all reasonable care to ensure that such is the case), the information contained in its listing particulars is in accordance with the facts and does not omit anything likely to affect the import of such information. Copies of this document have been delivered for registration to the Registrar of Companies in England and Wales in accordance with Section 83 of FSMA.

This Information Memorandum should be read and construed together with any amendments or supplements hereto and with any other documents incorporated by reference herein and, in relation to any Tranche (as defined herein) of Instruments, should be read and construed together with the relevant Pricing Supplement (as defined herein).

No person has been authorised to give any information or to make any representation other than those contained in this Information Memorandum in connection with the issue or sale of the Instruments and, if given or made, such information or representation must not be relied upon as having been authorised by either of the Issuers or any of the Dealers or the Arranger (as defined in “Summary of the Programme”).

Neither the delivery of this Information Memorandum or any Pricing Supplement nor the offering, sale or delivery of any Instrument shall, under any circumstances, create any implication that the information contained in this Information Memorandum is true subsequent to the date hereof, that there has been no change (or any event reasonably likely to involve a change) in the affairs of either of the Issuers since the date of this Information Memorandum or the date upon which this Information Memorandum has been most recently amended or supplemented or that there has been no adverse change (or any event reasonably likely to involve any adverse change) in the financial position of either of the Issuers since the date of this Information Memorandum or the date upon which this Information Memorandum has been most recently amended or supplemented or that any other information supplied in connection with the Programme is correct as of any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same. Investors should review, inter alia, the most recently published consolidated audited Annual Reports and Accounts of the relevant Issuer when deciding whether or not to purchase any of the Instruments. Such documents do not form part of the listing particulars.

The distribution of this Information Memorandum and the offering, distribution or sale of the Instruments in certain jurisdictions may be restricted by law. Persons into whose possession this Information Memorandum or any Pricing Supplement comes are required by the Issuers, the Dealers and the Arranger to inform themselves about and to observe any such restriction. The Instruments have not been and will not be registered under the United States Securities Act of 1933, as amended and will be in bearer form and subject to U.S. tax law requirements. Subject to certain exceptions, Instruments may not be offered, sold or delivered within the United States or to U.S. persons. For a description of certain restrictions on offers and sales of Instruments and on distribution of this Information Memorandum or any Pricing Supplement, see “Plan of Distribution”.

Neither this Information Memorandum nor any Pricing Supplement constitutes an offer of, or an invitation by or on behalf of either of the Issuers or the Dealers to subscribe for, or purchase, any Instruments.

The Dealers and the Arranger have not independently verified the information contained in this Information Memorandum. None of the Dealers or the Arranger makes any representation, express or implied, or accepts any responsibility, with respect to the accuracy or completeness of any of the information in this Information Memorandum. Neither this Information Memorandum nor any other financial statements are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by either of the Issuers, the Arranger or the Dealers that any recipient of this Information Memorandum or any other financial statements should purchase the Instruments. Each potential purchaser of

Instruments should determine for itself the relevance of the information contained in this Information Memorandum and its purchase of Instruments should be based upon such investigation as it deems necessary. None of the Dealers or the Arranger undertakes to review the financial condition or affairs of either of the Issuers during the life of the arrangements contemplated by this Information Memorandum or to advise any investor or potential investor in the Instruments of any information coming to the attention of any of the Dealers or the Arranger.

In this Information Memorandum, unless otherwise specified or the context otherwise requires, references to “euro” are to the currency of those member states of the European Union which are participating in European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended, to “Japanese yen” are to the lawful currency of Japan, to “£” and “Sterling” are to the lawful currency of the United Kingdom, to “U.S.$” and “U.S. dollars” are to the lawful currency of the United States of America, to “C$”, “Cdn $” and “Canadian dollars” are to the lawful currency of Canada, to “Aus $” and “Australian dollars” are to the lawful currency of Australia, to “New Zealand dollars” are to the lawful currency of New Zealand, to “Swedish krona” are to the lawful currency of Sweden, to “Danish krone” are to the lawful currency of Denmark, to “Hong Kong dollars” are to the lawful currency of Hong Kong and to “Sw Fr” and “Swiss francs” are to the lawful currency of Switzerland.

In connection with the issue of any Tranche of Instruments under the Programme, the Dealer (if any) which is specified in the relevant Pricing Supplement as the Stabilising Manager (or any person acting for the Stabilising Manager) may over-allot or effect transactions with a view to supporting the market price of the Instruments at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the Stabilising Manager (or any agent of the Stabilising Manager) to do this. Such stabilising, if commenced, may be discontinued at any time, and must be brought to an end after a limited period. Such stabilising shall be in compliance with all applicable laws, regulations and rules.

CONTENTS

Documents Incorporated by Reference

Supplementary Listing Particulars

Summary of the Programme

Terms and Conditions of the Instruments

Summary of Provisions relating to the Instruments while in Global Form

Use of Proceeds

Transco Holdings plc

Capitalisation and Indebtedness of the Transco Holdings Group

Transco plc

Capitalisation and Indebtedness of the Transco Group

United Kingdom Taxation

Plan of Distribution

Form of Pricing Supplement

General Information

DOCUMENTS INCORPORATED BY REFERENCE

This Information Memorandum should be read and construed in conjunction with each relevant Pricing Supplement, the most recently published consolidated audited Annual Reports and Accounts of the relevant Issuer and any consolidated interim accounts (whether audited or unaudited) of each of the Issuers published subsequently to such annual accounts which shall be deemed to be incorporated in, and to form part of, this Information Memorandum and which shall be deemed to modify or supersede the contents of this Information Memorandum to the extent that a statement contained in any such document is inconsistent with such contents; provided, however, that no such document incorporated by reference or modifying or superseding statement shall form part of the listing particulars as contained in this Information Memorandum issued in compliance with the Listing Rules.

Any reference in this Information Memorandum to listing particulars means this Information Memorandum excluding all information incorporated by reference. The Issuers have confirmed that any information incorporated by reference, including any such information to which readers of this Information Memorandum are expressly referred, has not been and does not need to be included in the listing particulars to satisfy the requirements of the FSMA or the Listing Rules. The Issuers believe that none of the information incorporated herein by reference conflicts in any material respect with the information included in the listing particulars.

The Issuers will, at the specified offices of the Paying Agents (as set out under “Summary of the Programme” on page 7), provide, free of charge, upon an oral or written request, a copy of any or all of the documents which, or portions of which, are deemed to be incorporated by reference into this Information Memorandum. Written or telephone requests for such documents should be directed to the specified office of any Paying Agent.

SUPPLEMENTARY LISTING PARTICULARS

If at any time either of the Issuers shall be required to prepare supplementary listing particulars pursuant to Section 81 of the FSMA, such Issuer will prepare and make available an appropriate amendment or supplement to this Information Memorandum or a further Information Memorandum which, in respect of any subsequent issue of Instruments to be admitted to the Official List of the UK Listing Authority, shall constitute supplementary listing particulars as required by the UK Listing Authority and Section 81 of the FSMA.

SUMMARY OF THE PROGRAMME

The following summary is qualified in its entirety by the remainder of this Information Memorandum.

Issuers:	Transco Holdings plc (registered number 3675375).
Transco plc (registered number 2006000).
Description:	Euro Medium Term Note Programme.
Size:	Up to euro 7,000,000,000 (or the equivalent in other currencies at the date of issue) aggregate nominal amount of Instruments outstanding at any one time.
Arranger:	HSBC Bank plc.
Principal Dealers:	Barclays Bank PLC Credit Suisse First Boston (Europe) Limited Deutsche Bank AG London HSBC Bank plc J.P. Morgan Securities Ltd. Mizuho International plc The Royal Bank of Scotland plc

The Issuers may from time to time terminate the appointment of any dealer under the Programme or appoint additional dealers either in respect of one or more Tranches or in respect of the whole Programme. References in this Information Memorandum to “Permanent Dealers” are to the persons listed above as Dealers and to such additional persons that are appointed as dealers in respect of the whole Programme (and whose appointment has not been terminated) and to “Dealers” are to all Permanent Dealers and all persons appointed as a dealer in respect of one or more Tranches.

Trustee:	The Law Debenture Trust Corporation p.l.c.
Issuing and Paying Agent:	JPMorgan Chase Bank.
Other Paying Agents:	ING Belgium SA/NV, Kredietbank S.A. Luxembourgeoise and Cre¤dit Agricole Investor Services Corporate Trust.
Method of Issue:

The Instruments will be issued on a syndicated or non-syndicated basis. The Instruments will be issued in series (each a “Series”) having one or more issue dates and on terms otherwise identical (or identical other than in respect of the first payment of interest), the Instruments of each Series being intended to be interchangeable with all other Instruments of that Series. Each Series may be issued in tranches (each a “Tranche”) on the same or different issue dates. The specific terms of each Tranche (which will be supplemented, where necessary, with supplemental terms and conditions and, save in respect of the issue date, issue price, first payment of interest and nominal amount of the Tranche, will be identical to the terms of other Tranches of the same Series) will be set out in a pricing supplement to this Information Memorandum (a “Pricing Supplement”).

Issue Price:

Instruments may be issued at their nominal amount or at a discount or premium to their nominal amount. Partly Paid Instruments may be issued, the issue price of which will be payable in two or more instalments.

Form of Instruments:

The Instruments may be issued in bearer form only. Each Tranche of Instruments will be represented on issue by a temporary Global Instrument if (i) definitive Instruments are to be made available to Instrumentholders following the expiry of 40 days after their issue date or (ii) such Instruments have an initial maturity of more than one year and are being issued in compliance with the D Rules (as defined in “Summary of the Programme ö Selling Restrictions”), otherwise such Tranche will be represented by a permanent Global Instrument. Any permanent Global Instrument shall only be exchanged for Instruments in definitive form in the limited circumstances set out in the permanent Global Instrument.

Clearing Systems:

Clearstream, Luxembourg, Euroclear and, in relation to any Tranche, such other clearing system as may be agreed between the relevant Issuer, the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Initial Delivery of Instruments:

On or before the issue date for each Tranche, the Global Instrument representing Instruments may be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Global Instruments may also be deposited with any other clearing system or may be delivered outside any clearing system provided that the method of such delivery has been agreed in advance by the relevant Issuer, the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Currencies:

Subject to compliance with all relevant laws, regulations and directives, Instruments may be issued in U.S. dollars, Australian dollars, Canadian dollars, Danish krone, euro, Hong Kong dollars, New Zealand dollars, Sterling, Swedish krona, Swiss francs or Japanese yen or in other currencies if the relevant Issuer and the relevant Dealers so agree. Instruments may, subject to compliance as above, be issued as dual currency Instruments.

Maturities:	Subject to compliance with all relevant laws, regulations and directives, any maturity from one month to perpetuity.

Any Instruments having a maturity of less than one year from their date of issue must (a) have a minimum redemption value of £100,000 (or its equivalent in other currencies) and be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses or (b) be issued in other circumstances which do not constitute a contravention of Section 19 of the FSMA by the relevant Issuer.

Denominations:	Definitive Instruments will be in such denominations as may be specified in the relevant Pricing Supplement.
Fixed Rate Instruments:	Fixed interest will be payable in arrear on the date or dates in each year specified in the relevant Pricing Supplement and at maturity.
Floating Rate Instruments:	Floating Rate Instruments will bear interest set separately for each Series as follows:

(a) on the same basis as the floating rate under a notional interest rate swap transaction in the relevant Specified Currency governed by an agreement incorporating the 2000 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or

(b) by reference to LIBOR, LIBID, LIMEAN or EURIBOR (or such other benchmark as may be specified in the relevant Pricing Supplement) as adjusted for any applicable margin. Interest periods will be selected by the relevant Issuer prior to issue and specified in the relevant Pricing Supplement. Floating Rate Instruments may also have a maximum interest rate, a minimum interest rate, or both.
Zero Coupon Instruments:	Zero Coupon Instruments may be issued at their nominal amount or at a discount to it and will not bear interest.
Dual Currency Instruments:

Payments (whether in respect of principal or interest and whether at maturity or otherwise) in respect of Dual Currency Instruments will be made in such currencies, and based on such rates of exchange as may be specified in the relevant Pricing Supplement.

Index Linked Instruments:

Payments of principal in respect of Index Linked Redemption Instruments or of interest in respect of Index Linked Interest Instruments will be calculated by reference to such index and/or formula as may be specified in the relevant Pricing Supplement.

Interest Periods and Rates of Interest:

The length of the interest periods for the Instruments and the applicable interest rate or its method of calculation may differ from time to time or be constant for any Series. Instruments may have a maximum interest rate, a minimum interest rate, or both. The use of interest accrual periods permits the Instruments to bear interest at different rates in the same interest period. All such information will be set out in the relevant Pricing Supplement.

Redemption:

The relevant Pricing Supplement will specify the basis for calculating the redemption amounts payable, which may be by reference to a stock index or formula or as otherwise provided in the relevant Pricing Supplement.

Redemption by Instalments:

The Pricing Supplement issued in respect of each issue of Instruments that are redeemable in two or more instalments will set out the dates on which, and the amounts in which, such Instruments may be redeemed.

Other Instruments:

Terms applicable to high interest Instruments, low interest Instruments, step-up Instruments, step-down Instruments, dual currency Instruments, reverse dual currency Instruments, optional dual currency Instruments, partly-paid Instruments and any other type of Instrument that the relevant Issuer, the Trustee and any Dealer or Dealers may agree to issue under the Programme, subject to compliance with all relevant laws, regulations and directives, will be set out in the relevant Pricing Supplement.

Optional Redemption:

The Pricing Supplement issued in respect of each issue of Instruments will state whether such Instruments may be redeemed prior to their stated maturity at the option of the relevant Issuer (either in whole or in part) and/or the holders, and if so the terms applicable to such redemption.

Status of Instruments:	The Instruments will constitute unsubordinated and unsecured obligations of the relevant Issuer all as described in “Terms and Conditions of the Instruments ö Status”.
Negative Pledge:	Neither of the Issuers will give any negative pledge in respect of the Programme.
Cross Default:

The events of default in respect of Instruments in any Series will not contain any cross default provision in respect of any other indebtedness of the relevant Issuer whether with respect to Instruments in any other Series or otherwise.

Events of Default:	The events of default under the Instruments are as specified below under “Terms and Conditions of the Instruments ö Events of Default”.
Early Redemption:	Except as provided in “Optional Redemption” above and subject always to the Regulations and any other laws, regulations and directives applicable to the relevant currency in which such Instruments are denominated, Instruments will be redeemable at the option of the relevant Issuer prior to maturity only for tax reasons. See “Terms and Conditions of the Instruments ö Redemption, Purchase and Options”.

Withholding Tax:

All payments of principal and interest in respect of the Instruments will be made free and clear of withholding taxes of the United Kingdom subject to customary exceptions, all as described in “Terms and Conditions of the Instruments ö Taxation”.

Governing Law:	English.
Listing:

Each Series may be admitted to the Official List of the UK Listing Authority and admitted to trading on the London Stock Exchange and/or admitted to listing, trading and/or quotation by any other listing authority, stock exchange and/or quotation system as may be agreed between the relevant Issuer and the relevant Dealer and specified in the relevant Pricing Supplement or may be unlisted.

Selling Restrictions:	United States, United Kingdom and Japan. See “Plan of Distribution”.
Each of the Issuers is Category 2 for the purposes of Regulation S under the Securities Act.

The Instruments will be issued in compliance with U.S. Treas. Reg. ‰1.163-5(c)(2)(i)(D) (the “D Rules”) unless (i) the relevant Pricing Supplement states that Instruments are issued in compliance with U.S. Treas. Reg. ‰1.163-5(c)(2)(i)(C) (the “C Rules”) or (ii) the Instruments are issued other than in compliance with the D Rules or the C Rules but in circumstances in which the Instruments will not constitute “registration required obligations” under the United States Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”), which circumstances will be referred to in the relevant Pricing Supplement as a transaction to which TEFRA is not applicable.

Terms and Conditions:

The Terms and Conditions applicable to each Series will be as agreed between the relevant Issuer, the Trustee and the relevant Dealer or other purchaser at or prior to the time of issuance of such Series and will be specified in the relevant Pricing Supplement. The Terms and Conditions applicable to each Series will therefore be those as set out on pages 11 to 26 (inclusive) of the Information Memorandum as supplemented, modified or replaced by the relevant Pricing Supplement.

TERMS AND CONDITIONS OF THE INSTRUMENTS

The following is the text of the terms and conditions which, subject to completion and amendment and as supplemented or varied in accordance with the provisions of the relevant Pricing Supplement, will be endorsed on the Instruments in definitive form (if any) issued in exchange for the Global Instrument(s) representing each Series. Either (i) the full text of these terms and conditions together with the relevant provisions of the Pricing Supplement or (ii) these terms and conditions as so completed, amended, supplemented or varied (and subject to simplification by the deletion of non-applicable provisions), shall be endorsed on such Instruments. All capitalised terms which are not defined in these Conditions will have the meanings given to them in the Trust Deed or the relevant Pricing Supplement. Those definitions will be endorsed on the definitive Instruments. References in the Conditions to “Instruments” are to the Instruments of one Series only, not to all Instruments that may be issued under the Programme.

The Instruments are constituted by an Amended and Restated Trust Deed (as amended or supplemented as at the date of issue of the Instruments (the “Issue Date”), the “Trust Deed”) dated 23 July 2004 between Transco Holdings plc and Transco plc (each, an “Issuer” and together, the “Issuers”) and The Law Debenture Trust Corporation p.l.c. (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Instrumentholders (as defined below). These terms and conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Definitive Instruments, Receipts, Coupons and Talons referred to below. An Amended and Restated Agency Agreement (as amended or supplemented as at the Issue Date, the “Agency Agreement”) dated 23 July 2004 has been entered into in relation to the Instruments between the Issuers, the Trustee, JPMorgan Chase Bank as initial issuing and paying agent and the other agents named in it. The issuing and paying agent, the paying agents and the calculation agent(s) for the time being (if any) are referred to below respectively as the “Issuing and Paying Agent”, the “Paying Agents” (which expression shall include the Issuing and Paying Agent) and the “Calculation Agent(s)”. Copies of the Trust Deed and the Agency Agreement are available for inspection during usual business hours at the registered office of the Trustee (presently at Fifth Floor, 100 Wood Street, London EC2V 7EX) and at the specified offices of the Paying Agents.

The Instrumentholders, the holders of the interest coupons (the “Coupons”) appertaining to interest bearing Instruments and, where applicable in the case of such Instruments, talons for further Coupons (the “Talons”) (the “Couponholders”) and the holders of the receipts for the payment of instalments of principal (the “Receipts”) relating to Instruments of which the principal is payable in instalments are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions of the Agency Agreement applicable to them.

1. FORM, DENOMINATION AND TITLE

The Instruments are issued in bearer form in the Specified Denomination(s) shown on this Instrument and are serially numbered. Instruments of one Specified Denomination are not exchangeable for Instruments of another Specified Denomination.

This Instrument is a Fixed Rate Instrument, a Floating Rate Instrument, a Zero Coupon Instrument, a Perpetual Instrument, an Index Linked Interest Instrument, an Index Linked Redemption Instrument, an Instalment Instrument, a Dual Currency Instrument or a Partly Paid Instrument, a combination of any of the preceding or any other kind of Instrument, depending upon the Interest and Redemption/Payment Basis shown on this Instrument.

Instruments are issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Zero Coupon Instruments in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Talons in these Conditions are not applicable. Instalment Instruments are issued with one or more Receipts attached. Title to the Instruments and the Receipts, Coupons and Talons shall pass by delivery and except as ordered by a court of competent jurisdiction or as required by law, the Issuer and the Paying Agents shall be entitled to treat the bearer of any Instrument, Receipt, Coupon or Talon as the absolute owner of that Instrument, Receipt, Coupon or Talon, as the case may be, and shall not be required to obtain any proof of ownership or as to the identity of the bearer.

In these Conditions, “Instrumentholder” means the bearer of any Instrument and the Receipts relating to it, “holder” (in relation to an Instrument, Receipt, Coupon or Talon) means the bearer of any Instrument, Receipt, Coupon or Talon and capitalised terms have the meanings given to them on this Instrument, the absence of any such meaning indicating that such term is not applicable to this Instrument.

2. STATUS

The Instruments and the Receipts and Coupons relating to them constitute direct, unconditional and unsecured obligations of the Issuer and rank pari passu without any preference or priority among themselves. The payment obligations of the Issuer under the Instruments, Receipts and Coupons shall, subject to such exceptions as are from time to time applicable under the laws of England, rank equally with all other present and future unsecured obligations (other than subordinated obligations, if any) of the Issuer.

3. INTEREST

3.1 Interest on Fixed Rate Instruments

Each Fixed Rate Instrument bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, payable in arrear on each Interest Payment Date.

If a Fixed Coupon Amount or a Broken Amount is specified on this Instrument, the amount of interest payable on each Interest Payment Date will amount to the Fixed Coupon Amount, or, if applicable, the Broken Amount so specified and in the case of a Broken Amount will be payable on the particular Interest Payment Date(s) specified on this Instrument.

3.2 Interest on Floating Rate Instruments and Index Linked Interest Instruments

3.2.1 Interest Payment Dates: Each Floating Rate Instrument and Index Linked Interest Instrument bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date. Such Interest Payment Date(s) is/are either shown on this Instrument as Specified Interest Payment Dates or, if no Specified Interest Payment Date(s) is/are shown on this Instrument, Interest Payment Date shall mean each date which falls the number of months or other period shown on this Instrument as the Specified Period after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

3.2.2 Business Day Convention: If any date which is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day which is not a Business Day, then, if the Business Day Convention specified is (A) the Floating Rate Convention, such date shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month, in which event (x) such date shall be brought forward to the immediately preceding Business Day and (y) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (B) the Following Business Day Convention, such date shall be postponed to the next day which is a Business Day, (C) the Modified Following Business Day Convention, such date shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month, in that event such date shall be brought forward to the immediately preceding Business Day or (D) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

3.2.3 Rate of Interest for Floating Rate Instruments: The Rate of Interest in respect of Floating Rate Instruments for each Interest Accrual Period shall be determined in the manner specified on this Instrument and the provisions below relating to either ISDA Determination or Screen Rate Determination shall apply, depending upon which is specified on this Instrument.

(A) ISDA Determination for Floating Rate Instruments

Where ISDA Determination is specified on this Instrument as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent as a rate equal to the relevant ISDA Rate. For the purposes of this sub-paragraph (A), “ISDA Rate” for an Interest Accrual Period means a rate equal to the Floating Rate which would be determined by the Calculation Agent under a Swap Transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(a) the Floating Rate Option is as specified on this Instrument;

(b) the Designated Maturity is a period specified on this Instrument; and

(c) the relevant Reset Date is the first day of that Interest Accrual Period unless otherwise specified on this Instrument.

For the purposes of this sub-paragraph (A), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity”, “Reset Date” and “Swap Transaction” have the meanings given to those terms in the ISDA Definitions.

(B) Screen Rate Determination for Floating Rate Instruments

Where Screen Rate Determination is specified on this Instrument as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent at or about the Relevant Time on the Interest Determination Date in respect of such Interest Accrual Period in accordance with the following:

(x) if the Primary Source for Floating Rate is a Page, subject as provided below, the Rate of Interest shall be:

(a) the Relevant Rate (where such Relevant Rate on such Page is a composite quotation or is customarily supplied by one entity); or

(b) the arithmetic mean of the Relevant Rates of the persons whose Relevant Rates appear on that Page,

in each case appearing on such Page at the Relevant Time on the Interest Determination Date;

(y) if the Primary Source for the Floating Rate is Reference Banks or if sub- paragraph (x)(a) applies and no Relevant Rate appears on the Page at the Relevant Time on the Interest Determination Date or if sub-paragraph (x)(b) above applies and fewer than two Relevant Rates appear on the Page at the Relevant Time on the Interest Determination Date, subject as provided below, the Rate of Interest shall be the arithmetic mean of the Relevant Rates that each of the Reference Banks is quoting to leading banks in the Relevant Financial Centre at the Relevant Time on the Interest Determination Date, as determined by the Calculation Agent; and

(z) if paragraph (y) above applies and the Calculation Agent determines that fewer than two Reference Banks are so quoting Relevant Rates, subject as provided below, the Rate of Interest shall be the arithmetic mean of the rates per annum (expressed as a percentage) that the Calculation Agent determines to be the rates (being the nearest equivalent to the Benchmark) in respect of a Representative Amount of the Specified Currency that at least two out of five leading banks selected by the Calculation Agent in the principal financial centre of the country of the Specified Currency or, if the Specified Currency is euro in those member states of the European Union which are participating in European economic and monetary union as selected by the Calculation Agent (the “Principal Financial Centre”) are quoting at or about the Relevant Time on the date on which such banks would customarily quote such rates for a period commencing on the Effective Date for a period equivalent to the Specified Duration (I) to leading banks carrying on business in Europe, or (if the Calculation Agent determines that fewer than two of such banks are so quoting to leading banks in Europe) (II) to leading banks carrying on business in the Principal Financial Centre; except that, if fewer than two of such banks are so quoting to leading banks in the Principal Financial Centre, the Rate of Interest shall be the Rate of Interest determined on the previous Interest Determination Date (after readjustment for any difference between any Margin, Rate Multiplier or Maximum or Minimum Rate of Interest applicable to the preceding Interest Accrual Period and to the relevant Interest Accrual Period).

3.2.4 Rate of Interest for Index Linked Interest Instruments: The Rate of Interest in respect of Index Linked Interest Instruments for each Interest Accrual Period shall be determined in the manner specified on this Instrument and interest will accrue by reference to an Index or Formula as specified on this Instrument.

(a) Zero Coupon Instruments: Where an Instrument, the Interest Basis of which is specified to be Zero Coupon, is repayable prior to the Maturity Date and is not paid when due, the amount due and payable prior to the Maturity Date shall be the Early Redemption Amount of such Instrument. As from the Maturity Date, the Rate of Interest for any overdue principal of such an Instrument shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield (as defined in Condition 4(d)(i)(B)).

(b) Dual Currency Instruments: In the case of Dual Currency Instruments, if the rate or amount of interest falls to be determined by reference to a Rate of Exchange or a method of calculating a Rate of Exchange, the rate or amount of interest payable shall be determined in the manner specified on this Instrument.

(c) Partly Paid Instruments: In the case of Partly Paid Instruments (other than Partly Paid Instruments which are Zero Coupon Instruments), interest will accrue as previously stated on the paid-up nominal amount of such Instruments and otherwise as specified on this Instrument.

(d) Accrual of Interest: Interest shall cease to accrue on each Instrument on the due date for redemption unless, upon due presentation, payment is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the Rate of Interest in the manner provided in this Condition 3 to the Relevant Date (as defined in Condition 6).

(e) Margin, Maximum/Minimum Rates of Interest, Instalment Amounts and Redemption Amounts, Rate Multipliers and Rounding:

(i) If any Margin or Rate Multiplier is specified on this Instrument (either (x) generally, or (y) in relation to one or more Interest Accrual Periods), an adjustment shall be made to all Rates of Interest, in the case of (x), or the Rates of Interest for the specified Interest Accrual Periods, in the case of (y), calculated in accordance with Condition 3.2 above, by adding (if a positive number) or subtracting (if a negative number) the absolute value of such Margin or multiplying by such Rate Multiplier, subject always to the next paragraph.

(ii) If any Maximum or Minimum Rate of Interest, Instalment Amount or Redemption Amount is specified on this Instrument, then any Rate of Interest, Instalment Amount or Redemption Amount shall be subject to such maximum or minimum, as the case may be.

(iii) For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes “unit” means the lowest amount of such currency which is available as legal tender in the country of such currency.

(f) Calculations: The amount of interest payable in respect of any Instrument for any period shall be calculated by multiplying the product of the Rate of Interest and the outstanding nominal amount of such Instrument by the Day Count Fraction, unless an Interest Amount (or a formula for its calculation) is specified in respect of such period, in which case the amount of interest payable in respect of such Instrument for such period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable in respect of such Interest Period shall be the sum of the amounts of interest payable in respect of each of those Interest Accrual Periods.

(g) Determination and Publication of Rates of Interest, Interest Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts and Instalment Amounts: As soon as practicable after the Relevant Time on each Interest Determination Date or such other time on such date as the Calculation Agent may be required to calculate any rate or amount, obtain any quotation or make any determination or calculation, it shall determine such rate and calculate the Interest Amounts in respect of each Specified Denomination of the Instruments for the relevant Interest Accrual Period, calculate the Redemption Amount or Instalment Amount, obtain such quote or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest Amounts for each Interest Period and the relevant Interest Payment Date and, if required to be calculated, the Final Redemption Amount, Early Redemption Amount, Optional Redemption Amount or any Instalment Amount to be notified to the Trustee, the Issuer, each of the Paying Agents, the Instrumentholders, any other Calculation Agent appointed in respect of the Instruments that is to make a further calculation upon receipt of such information and, if the Instruments are listed on a stock exchange and the rules of such exchange so require, such exchange as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 3.2.2, the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made with the consent of the Trustee by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Instruments become due and payable under Condition 8, the accrued interest and the Rate of Interest payable in respect of the Instruments shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made unless the Trustee otherwise requires. The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(h) Determination or Calculation by Trustee: If the Calculation Agent does not at any time for any reason determine or calculate the Rate of Interest for an Interest Period or any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount the Trustee shall do so (or shall appoint an agent on its behalf to do so) and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trustee shall apply the preceding provisions of this Condition, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances.

(i) Definitions: In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

“Business Day” means:

(i) in the case of a currency other than euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for such currency and/or

(ii) in the case of euro, a day on which the TARGET System is operating (a “TARGET Business Day”) and/or

(iii) in the case of a currency and/or one or more Additional Business Centres as specified on this Instrument, a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in such currency or, if no currency is indicated, generally in each of the Additional Business Centres.

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Instrument for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period, the “Calculation Period”):

(i) if “Actual/365” or “Actual/Actual-ISDA” is specified on this Instrument, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(ii) if “Actual/365 (Fixed)” is specified on this Instrument, the actual number of days in the Calculation Period divided by 365;

(iii) if “Actual/360” is specified on this Instrument, the actual number of days in the Calculation Period divided by 360;

(iv) if “30/360”, “360/360” or “Bond Basis” is specified on this Instrument, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (a) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (b) the last day of the Calculation Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month);

(v) if “30E/360” or “Eurobond Basis” is specified on this Instrument, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of a Calculation Period ending on the Maturity Date, the Maturity Date is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month); and

(vi) if “Actual/Actual-ISMA” is specified on this Instrument,

(a) if the Calculation Period is equal to or shorter than the Determination Period during which it falls, the actual number of days in the Calculation Period divided by the product of (x) the actual number of days in such Determination Period and (y) the number of Determination Periods in any year; and

(b) if the Calculation Period is longer than one Determination Period, the sum of:

(x) the actual number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (1) the actual number of days in such Determination Period and (2) the number of Determination Periods in any year; and

(y) the actual number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the actual number of days in such Determination Period and (2) the number of Determination Periods in any year, where:

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date; and

“Determination Date” means the date specified as such on this Instrument or, if none is so specified, the Interest Payment Date.

“Effective Date” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the date specified as such on this Instrument or, if none is so specified, the first day of the Interest Accrual Period to which such Interest Determination Date relates.

“Euro-zone” means the region comprising of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community as amended.

“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date.

“Interest Amount” means the amount of interest payable, and in the case of Fixed Rate Instruments, means the Fixed Coupon Amount or Broken Amount, as the case may be.

“Interest Commencement Date” means the Issue Date or such other date as may be specified on this Instrument.

“Interest Determination Date” means, with respect to a Rate of Interest and Interest Accrual Period, the date specified as such on this Instrument or, if none is so specified, (i) the first day of such Interest Accrual Period if the Specified Currency is Sterling or (ii) the day falling two Business Days in London prior to the first day of such Interest Accrual Period if the Specified Currency is neither Sterling nor euro or (iii) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Specified Currency is euro.

“Interest Payment Date” means the date or dates specified as such in, or determined in accordance with the provisions of, the relevant Pricing Supplement and, if a Business Day Convention is specified in the relevant Pricing Supplement, as the same may be adjusted in accordance with the relevant Business Day Convention.

“Interest Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

“Interest Period Date” means each Interest Payment Date unless otherwise specified on this Instrument.

“ISDA Definitions” means the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc., unless otherwise specified on this Instrument.

“Page” means such page, section, caption, column or other part of a particular information service (including, but not limited to, the Reuter Money 3000 Service (“Reuters”) and the Moneyline Telerate Service (“Telerate”)) as may be specified for the purpose of providing a Relevant Rate, or such other page, section, caption, column or other part as may replace it on that information service or on such other information service, in each case as may be nominated by the person or organisation providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to that Relevant Rate.

“Rate of Interest” means the rate of interest payable from time to time in respect of this Instrument and that is either specified or calculated in accordance with the provisions on this Instrument.

“Redemption Amount” means, as appropriate, the Final Redemption Amount, the Early Redemption Amount (Tax), the Optional Redemption Amount (Call), the Optional Redemption Amount (Put), the Early Termination Amount or such other amount in the nature of a redemption amount as may be specified in, or determined in accordance with the provisions of, the relevant Pricing Supplement.

“Reference Banks” means the institutions specified as such in this Instrument or, if none, four major banks selected by the Calculation Agent in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the Benchmark (which, if EURIBOR is the relevant Benchmark, shall be Europe).

“Relevant Financial Centre” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the financial centre as may be specified as such on this Instrument or, if none is so specified, the financial centre with which the relevant Benchmark is most closely connected (which, in the case of EURIBOR, shall be Europe) or, if none is so connected, London.

“Relevant Rate” means the Benchmark for a Representative Amount of the Specified Currency for a period (if applicable or appropriate to the Benchmark) equal to the Specified Duration commencing on the Effective Date.

“Relevant Time” means, with respect to any Interest Determination Date, the local time in the Relevant Financial Centre specified on this Instrument or, if no time is specified, the local time in the Relevant Financial Centre at which it is customary to determine bid and offered rates in respect of deposits in the Specified Currency in the interbank market in the Relevant Financial Centre or, if no such customary local time exists, 11.00 hours in the Relevant Financial Centre and, for the purpose of this definition, “local time” means, with respect to Europe as a Relevant Financial Centre, Brussels time.

“Representative Amount” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the amount specified as such in this Instrument or, if none is specified, an amount that is representative for a single transaction in the relevant market at the time.

“Specified Currency” means the currency specified as such on this Instrument or, if none is specified, the currency in which the Instruments are denominated.

“Specified Duration” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the duration specified in this Instrument or, if none is specified, a period of time equal to the relevant Interest Accrual Period, ignoring any adjustment pursuant to Condition 3.2.2.

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor to it.

(j) Calculation Agent and Reference Banks: The Issuer shall procure that there shall at all times be four Reference Banks (or such other number as may be required) with offices in the Relevant Financial Centre and one or more Calculation Agents if provision is made for them in this Instrument and for so long as any Instrument is outstanding (as defined in the Trust Deed). If any Reference Bank (acting through its relevant office) is unable or unwilling to continue to act as a Reference Bank, then the Issuer shall (with the prior approval of the Trustee) appoint another Reference Bank with an office in the Relevant Financial Centre to act as such in its place. Where more than one Calculation Agent is appointed in respect of the Instruments, references in these Conditions to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under the Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Rate of Interest for an Interest Period or

Interest Accrual Period or to calculate any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, or to comply with any other requirement, the Issuer shall (with the prior approval of the Trustee) appoint a leading bank or investment banking firm engaged in the interbank market (or, if appropriate, money, swap or over-the- counter index options market) which is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as specified in this paragraph.

4. REDEMPTION, PURCHASE AND OPTIONS

(a) Final Redemption: Unless previously redeemed, purchased and cancelled as provided below this Instrument will be redeemed at its Final Redemption Amount (which, unless otherwise provided, is its nominal amount) on the Maturity Date specified on this Instrument provided, however, that if the Instrument is a Perpetual Instrument it will only be redeemable and repayable in accordance with the following provisions of this Condition 4.

(b) Redemption for Taxation Reasons: If, on the occasion of the next payment in respect of the Instruments the Issuer satisfies the Trustee immediately before the giving of the notice referred to below that it would be unable to make such payment without having to pay additional amounts as described in Condition 6, and such requirement to pay such additional amounts arises by reason of a change in the laws of the United Kingdom or any political sub-division of the United Kingdom or taxing authority in the United Kingdom or any political sub-division of the United Kingdom or in the interpretation or application of the laws of the United Kingdom or any political sub-division of the United Kingdom or in any applicable double taxation treaty or convention, which change becomes effective on or after the date on which agreement is reached to issue the first Tranche of the Instruments, and such requirement cannot be avoided by the Issuer taking reasonable measures (such measures not involving any material additional payments by, or expense for, the Issuer), the Issuer may, at its option, on any Interest Payment Date or, if so specified on this Instrument, at any time, having given not less than 30 nor more than 45 days’ notice to the Instrumentholders in accordance with Condition 13, redeem all, but not some only, of the Instruments at their Early Redemption Amount together with interest accrued to the date of redemption provided that the date fixed for redemption shall not be earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts or make such withholding or deduction, as the case may be, were a payment in respect of the Instruments then due. Prior to the publication of any notice of redemption pursuant to this Condition 4(b), the Issuer shall deliver to the Trustee a certificate signed by two Directors of the Issuer stating that the requirement referred to above cannot be avoided by the Issuer taking reasonable measures available to it and the Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on Instrumentholders and Couponholders.

(c) Purchases: The Issuer and any of its subsidiary undertakings may at any time purchase Instruments (provided that all unmatured Receipts and Coupons and unexchanged Talons appertaining to them are attached or surrendered with them) in the open market or otherwise at any price.

(d) Early Redemption:

(i) Zero Coupon Instruments:

(A) The Early Redemption Amount payable in respect of any Zero Coupon Instrument, the Early Redemption Amount of which is not linked to an index and/or a formula, upon redemption of such Instrument pursuant to Condition 4(b) or upon it becoming due and payable as provided in Condition 8 shall be the Amortised Face Amount (calculated as provided below) of such Instrument unless otherwise specified on this Instrument.

(B) Subject to the provisions of sub-paragraph (C) below, the Amortised Face Amount of any such Instrument shall be the scheduled Final Redemption Amount of such Instrument on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the Amortisation Yield (which, if none is shown on this Instrument, shall be such rate as would produce an Amortised Face Amount equal to the issue price of the Instruments if they were discounted back to their issue price on the Issue Date) compounded annually.

(C) If the Early Redemption Amount payable in respect of any such Instrument upon its redemption pursuant to Condition 4(b) or, if applicable, Condition 4(e) or (f) or upon it becoming due and payable as provided in Condition 8, is not paid when due, the Early Redemption Amount due and payable in respect of such Instrument shall be the

Amortised Face Amount of such Instrument as defined in sub-paragraph (B) above, except that such sub-paragraph shall have effect as though the reference in that sub- paragraph to the date on which the Instrument becomes due and payable was replaced by a reference to the Relevant Date as defined in Condition 6. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (as well after as before judgment) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Final Redemption Amount of such Instrument on the Maturity Date together with any interest that may accrue in accordance with Condition 3.2.

Where such calculation is to be made for a period of less than one year, it shall be made on the basis of the Day Count Fraction shown on this Instrument.

(ii) Other Instruments: The Early Redemption Amount payable in respect of any Instrument (other than Instruments described in (i) above), upon redemption of such Instrument pursuant to Condition 4(c) or upon it becoming due and payable as provided in Condition 8, shall be the Final Redemption Amount unless otherwise specified on this Instrument.

(e) Redemption at the Option of the Issuer and Exercise of Issuer’s Options: If Call Option is specified on this Instrument, the Issuer may, on giving not less than 15 nor more than 30 days’ irrevocable notice to the Instrumentholders (or such other notice period as may be specified on this Instrument), redeem, or exercise any Issuer’s option in relation to, all or, if so provided, some of such Instruments on any Optional Redemption Date or Option Exercise Date, as the case may be. Any such redemption of Instruments shall be at their Optional Redemption Amount together with interest accrued to the date fixed for redemption. Any such redemption or exercise must relate to Instruments of a nominal amount at least equal to the minimum nominal amount to be redeemed specified hereon and no greater than the maximum nominal amount to be redeemed specified on this Instrument.

All Instruments in respect of which any such notice is given shall be redeemed, or the Issuer’s option shall be exercised, on the date specified in such notice in accordance with this Condition.

In the case of a partial redemption or a partial exercise of an Issuer’s option, the notice to Instrumentholders shall also contain the serial numbers of the Instruments to be redeemed, which shall have been drawn in such place as the Trustee may approve and in such manner as it deems appropriate, subject to compliance with any applicable laws, listing authority and stock exchange requirements.

(f) Redemption at the Option of Instrumentholders and Exercise of Instrumentholders’ Options: If Put Option is specified on this Instrument, the Issuer shall, at the option of the holder of any such Instrument, upon the holder of such Instrument giving not less than 15 nor more than 30 days’ notice to the Issuer (or such other notice period as may be specified on this Instrument) redeem such Instrument on the Optional Redemption Date(s) at its Optional Redemption Amount together with interest accrued to the date fixed for redemption.

To exercise such option or any other Instrumentholders’ option which may be set out on this Instrument (which must be exercised on an Option Exercise Date) the holder must deposit such Instrument with any Paying Agent at its specified office, together with a duly completed option exercise notice (“Exercise Notice”) in the form obtainable from any Paying Agent within the Instrumentholders’ Option Period. No Instrument so deposited and option exercised may be withdrawn (except as provided in the Agency Agreement) without the prior consent of the Issuer.

(g) Partly Paid Instruments: Partly Paid Instruments will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the provisions specified on this Instrument.

(h) Redemption by Instalments: Unless previously redeemed, purchased and cancelled as provided in this Condition 4, each Instrument which provides for Instalment Dates and Instalment Amounts will be partially redeemed on each Instalment Date at the Instalment Amount specified on it. The outstanding nominal amount of each such Instrument shall be reduced by the Instalment Amount (or, if such Instalment Amount is calculated by reference to a proportion of the nominal amount of such Instrument, such proportion) for all purposes with effect from the related Instalment Date, unless payment of the Instalment Amount is improperly withheld or refused on presentation of the related Receipt, in which case, such amount shall remain outstanding until the Relevant Date relating to such Instalment Amount.

(i) Cancellation: All Instruments redeemed by the Issuer will be cancelled forthwith (together with all unmatured Receipts and Coupons and unexchanged Talons attached to them or surrendered with them) and may not be reissued or resold and the obligations of the Issuer in respect of any such Instruments shall be discharged.

5. PAYMENTS AND TALONS

(a) Payments: Payments of principal and interest in respect of Instruments will, subject as mentioned below, be made against presentation and surrender of the relevant Receipts (in the case of payments of Instalment Amounts other than on the due date for redemption and provided that the Receipt is presented for payment together with its relative Instrument), Instruments (in the case of all other payments of principal and, in the case of interest, as specified in Condition 5(e)(vi)) or Coupons (in the case of interest, save as specified in Condition 5(e)(vi)), as the case may be, at the specified office of any Paying Agent outside the United States by a cheque payable in the currency in which such payment is due drawn on, or, at the option of the holder, by transfer to an account denominated in that currency with, a bank in the principal financial centre for that currency;

provided that in the case of euro, the transfer shall be in a city in which banks have access to the TARGET System.

(b) Payments in the United States: Notwithstanding the above, if any Instruments are denominated in U.S. dollars, payments in respect of them may be made at the specified office of any Paying Agent in New York City in the same manner as specified above if (i) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment of the amounts on the Instruments in the manner provided above when due, (ii) payment in full of such amounts at all such offices is illegal or effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts and (iii) such payment is then permitted by United States law, without involving, in the opinion of the Issuer, any adverse tax consequence to the Issuer.

(c) Payments subject to Fiscal Laws etc.: All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives, but without prejudice to the provisions of Condition 6. No commission or expenses shall be charged to the Instrumentholders or Couponholders in respect of such payments.

(d) Appointment of Agents: The Issuing and Paying Agent, the Paying Agents and the Calculation Agent initially appointed by the Issuer and their respective specified offices are listed below. The Issuing and Paying Agent, the Paying Agents and the Calculation Agent act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any holder. The Issuer reserves the right at any time with the approval of the Trustee to vary or terminate the appointment of the Issuing and Paying Agent, any other Paying Agent or the Calculation Agent and to appoint additional or other Paying Agents, provided that the Issuer shall at all times maintain (i) an Issuing and Paying Agent, (ii) a Paying Agent having a specified office in a continental European city, (iii) a Calculation Agent where the Conditions so require one, (iv) so long as the Instruments are listed on the official list of the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 and admitted to trading on the London Stock Exchange’s market for listed securities, a Paying Agent having a specified office in London and (v) to the extent that the Issuer is able to do so, a Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive. As used in these Conditions, the terms “Issuing and Paying Agent”, “Calculation Agent”, and “Paying Agent” include any additional or replacement Issuing and Paying Agent, Calculation Agent or Paying Agent appointed under this Condition.

In addition, the Issuer shall forthwith appoint a Paying Agent in New York City in respect of any Instruments denominated in U.S. dollars in the circumstances described in paragraph (b) above.

Notice of any such change or any change of any specified office shall promptly be given to the Instrumentholders in accordance with Condition 13.

(e) Unmatured Coupons and Receipts and unexchanged Talons:

(i) Unless the Instruments provide that the relevant Coupons are to become void upon the due date for redemption of those Instruments, Instruments should be surrendered for payment together with all unmatured Coupons (if any) appertaining to them, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) will be deducted from the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 7).

(ii) If the relevant Instruments so provide, upon the due date for redemption of any Instrument, unmatured Coupons relating to such Instrument (whether or not attached) shall become void and no payment shall be made in respect of them.

(iii) Upon the due date for redemption of any Instrument, any unexchanged Talon relating to such Instrument (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

(iv) Upon the due date for redemption of any Instrument which is redeemable in instalments, all Receipts relating to such Instrument having an Instalment Date falling on or after such due date (whether or not attached) shall become void and no payment shall be made in respect of them.

(v) Where any Instrument which provides that the relevant Coupons are to become void upon the due date for redemption of those Instruments is presented for redemption without all unmatured Coupons and any unexchanged Talon relating to it, and where any Instrument is presented for redemption without any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may require.

(vi) If the due date for redemption of any Instrument is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Instrument. Interest accrued on an Instrument that only bears interest after its Maturity Date shall be payable on redemption of that Instrument against presentation of that Instrument.

(f) Non-business Days: If any date for payment in respect of any Instrument, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, “business day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in the relevant place of presentation, in such jurisdictions as shall be specified as “Financial Centres” on the Instrument and:

(i) (in the case of a payment in a currency other than euro) where payment is to be made by transfer to an account maintained with a bank in the relevant currency, on which foreign exchange transactions may be carried on in the relevant currency in the principal financial centre of the country of such currency or

(ii) (in the case of a payment in euro), which is a TARGET Business Day.

(g) Talons: On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Instrument, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Issuing and Paying Agent in exchange for a further Coupon sheet (but excluding any Coupons which may have become void pursuant to Condition 7).

6. TAXATION

All payments of principal and interest by or on behalf of the Issuer in respect of the Instruments, the Receipts and the Coupons will be made without withholding or deduction for or on account of, any present or future taxes or duties of whatever nature imposed or levied by or on behalf of the United Kingdom or any political sub-division of the United Kingdom or any authority in or of the United Kingdom having power to tax, unless such withholding or deduction is compelled by law. In that event, the Issuer will pay such additional amounts of principal and interest as will result in the payment to the Instrumentholders, Receiptholders or, as the case may be, the Couponholders of the amounts which would otherwise have been receivable in respect of the Instruments, Receipts or Coupons had no withholding or deduction been made, except that no such additional amounts shall be payable in respect of any Instrument, Receipt or Coupon presented for payment:

(a) by or on behalf of, a person who is liable to such taxes or duties in respect of such Instrument, Receipt or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of such Instrument, Receipt or Coupon; or

(b) in the United Kingdom;

(c) by or on behalf of a person who would not be liable or subject to such deduction or withholding by making a declaration of non-residence or other claim for exemption to a tax authority;

(d) more than 30 days after the Relevant Date except to the extent that the holder would have been entitled to such additional amounts on presenting the same for payment on such thirtieth day; or

(e) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(f) by or on behalf of a holder who would have been able to avoid such withholding or deduction (i) by presenting the relevant Instrument, Receipt or Coupon to another Paying Agent in a member state of the European Union; or (ii) by satisfying any statutory or procedural requirements (including, without limitation, the provision of information).

As used in these Conditions, “Relevant Date” in respect of any Instrument, Receipt or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given to the Instrumentholders in accordance with Condition 13 that, upon further presentation of the Instrument, Receipt or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to (i) “principal” shall be deemed to include any premium payable in respect of the Instruments, all Instalment Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 4 or any amendment or supplement to it, (ii) “interest” shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 3 or any amendment or supplement to it and (iii) “principal” and/or “interest” shall be deemed to include any additional amounts which may be payable under this Condition or any undertaking given in addition to or in substitution for it under the Trust Deed.

7. PRESCRIPTION

Instruments, Receipts and Coupons (which, for this purpose, shall not include Talons) shall be prescribed and become void unless presented for payment within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

8. EVENTS OF DEFAULT

If any of the following events (“Events of Default”) occurs and is continuing, the Trustee at its discretion may, and if so requested by the holders of at least one-quarter in nominal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution shall, give notice to the Issuer at its registered office that the Instruments are, and they shall accordingly immediately become due and repayable at their Redemption Amount together with accrued interest (if any) to the date of payment:

(a) Non-Payment: there is default for more than 30 days in the payment of any principal or interest due in respect of the Instruments; or

(b) Breach of Other Obligations: there is default in the performance or observance by the Issuer of any other obligation or provision under the Trust Deed or the Instruments (other than any obligation for the payment of any principal or interest in respect of the Instruments) which default is incapable of remedy or, if in the opinion of the Trustee capable of remedy, is not remedied within 90 days after notice of such default shall have been given to the Issuer by the Trustee; or

(c) Enforcement Proceedings: a resolution is passed, or a final order of a court in the United Kingdom is made and, where possible, not discharged or stayed within a period of 90 days, that the Issuer be wound up or dissolved; or

(d) Winding-up: attachment is made of the whole or substantially the whole of the assets or undertaking of the Issuer and such attachment is not released or cancelled within 90 days or an encumbrancer takes possession or an administrative or other receiver or similar officer is appointed of the whole or substantially the whole of the assets or undertaking of the Issuer or an administration or similar order is made in relation to the Issuer and such taking of possession, appointment or order is not released, discharged or cancelled within 90 days; or

(e) Insolvency: the Issuer ceases to carry on all or substantially all of its business or is unable to pay its debts within the meaning of Section 123(1)(e) or Section 123(2) of the Insolvency Act 1986; or

(f) Bankruptcy: the Issuer is adjudged bankrupt or insolvent by a court of competent jurisdiction in its country of incorporation.

provided that in the case of [paragraphs (b) to (f)]1 [paragraph (b)]2 the Trustee shall have certified that in its opinion such event is materially prejudicial to the interests of the Instrumentholders.

Any such notice by the Trustee to the Issuer shall specify the serial number(s) of the Instrument(s) concerned.

9. ENFORCEMENT

The Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer as it may think fit to enforce any obligation, condition or provision binding on the Issuer under the Instruments or under the Trust Deed, but shall not be bound to do so unless:

(a) it has been so directed by an Extraordinary Resolution or in writing by the holders of at least one- quarter of the principal amount of the Instruments outstanding; and

(b) it has been indemnified to its satisfaction.

No Instrumentholder, Receiptholder or Couponholder shall be entitled to institute proceedings directly against the Issuer unless the Trustee, having become bound to proceed as specified above, fails to do so within a reasonable time and such failure is continuing.

10. MEETINGS OF INSTRUMENTHOLDERS, MODIFICATIONS AND SUBSTITUTION

(a) Meetings of Instrumentholders: The Trust Deed contains provisions for convening meetings of Instrumentholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Trust Deed) of a modification of any of these Conditions or any provisions of the Trust Deed. An Extraordinary Resolution duly passed at any such meeting shall be binding on Instrumentholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders, except that any Extraordinary Resolution proposed, inter alia, (i) to amend the dates of maturity or redemption of the Instruments, any Instalment Date or any date for payment of interest on the Instruments, (ii) to reduce or cancel the nominal amount of, or any Instalment Amount of, or any premium payable on redemption of, the Instruments, (iii) to reduce the rate or rates of interest in respect of the Instruments or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Instruments, (iv) if a Minimum and/or a Maximum Rate of Interest is shown on the face of the Instrument, to reduce any such Minimum and/or Maximum Rate of Interest, (v) to vary any method of calculating the Final Redemption Amount, the Early Redemption Amount or the Optional Redemption Amount, (vi) to take any steps that as specified in this Instrument may only be taken following approval by an Extraordinary Resolution to which the special quorum provisions apply, and (vii) to modify the provisions concerning the quorum required at any meeting of Instrumentholders or the majority required to pass the Extraordinary Resolution will only be binding if passed at a meeting of the Instrumentholders (or at any adjournment of that meeting) at which a special quorum (as defined in the Trust Deed) is present. A resolution in writing signed by the holders of not less than 95 per cent. in nominal amount of the Instruments will be binding on all Instrumentholders and Couponholders. The Issuer may convene a meeting of Instrumentholders jointly with the holders of all other instruments issued pursuant to the Agency Agreement and not forming a single series with the Instruments to which meeting the provisions referred to above apply as if all such instruments formed part of the same series, provided that the proposals to be considered at such meeting affect the rights of the holders of the instruments of each series attending the meeting in identical respects (save insofar as the Conditions applicable to each such series are not identical).

(b) Modification of the Trust Deed: The Trustee may agree, without the consent of the Instrumentholders or Couponholders, to (i) any modification of any of the provisions of the Trust Deed that is of a formal, minor or technical nature or is made to correct a manifest error, and (ii) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Instrumentholders. Any such modification, authorisation or waiver shall be binding on the Instrumentholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Instrumentholders as soon as practicable.

(c) Substitution: The Trust Deed contains provisions permitting the Trustee to agree, subject to such amendment of the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Instrumentholders or the Couponholders, to the substitution of any other company in place of the Issuer or of any previous substituted company, as principal debtor under the Trust Deed and the Instruments. In the case of such a substitution the Trustee may agree, without the consent of the Instrumentholders or the Couponholders, to a change of the law governing the Instruments, the Receipts, the Coupons, the Talons and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Instrumentholders.

(d) Entitlement of the Trustee: In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Instrumentholders as a class and shall not have regard to the consequences of such exercise for individual Instrumentholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Instrumentholder or Couponholder be entitled to claim, from the Issuer any indemnification or payment in respect of any tax consequence of any such exercise upon individual Instrumentholders or Couponholders.

11. REPLACEMENT OF INSTRUMENTS, RECEIPTS, COUPONS AND TALONS

If an Instrument, Receipt, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, listing authority and stock exchange regulations, at the specified office of such other Paying Agent as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Instrumentholders in accordance with Condition 13 on payment by the claimant of the fees and costs incurred in connection with that replacement and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Instrument, Receipt, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Instruments, Receipts, Coupons or further Coupons) and otherwise as the Issuer may require. Mutilated or defaced Instruments, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

12. FURTHER ISSUES

The Issuer may from time to time without the consent of the Instrumentholders or Couponholders create and issue further instruments having the same terms and conditions as the Instruments and so that such further issue shall be consolidated and form a single series with such Instruments. References in these Conditions to the Instruments include (unless the context requires otherwise) any other instruments issued pursuant to this Condition and forming a single series with the Instruments. Any such further instruments forming a single series with Instruments constituted by the Trust Deed or any deed supplemental to it shall, and any other instruments may (with the consent of the Trustee), be constituted by the Trust Deed.

The Trust Deed contains provisions for convening a single meeting of the Instrumentholders and the holders of instruments of other series if the Trustee so decides.

13. NOTICES

All notices to the Instrumentholders will be valid if published in a daily English language newspaper of general circulation in the United Kingdom (which is expected to be the Financial Times). If in the opinion of the Trustee any such publication is not practicable, notice shall be validly given if published in another leading daily English language newspaper with general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made, as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Instruments in accordance with this Condition.

14. INDEMNIFICATION OF TRUSTEE

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from any obligation to take proceedings to enforce repayment unless indemnified to its satisfaction. The Trustee is entitled to enter into business transactions with the Issuer or any of its subsidiary undertakings, parent undertakings, joint ventures or associated undertakings without accounting for any profit resulting from these transactions and to act as trustee for the holders of any other securities by the Issuer or any of its subsidiary undertakings, parent undertakings, joint ventures or associated undertakings.

15. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of the Instruments under the Contracts (Rights of Third Parties) Act 1999.

16. GOVERNING LAW AND JURISDICTION

(a) The Instruments and all matters arising from or connected with the Instruments are governed by, and shall be construed in accordance with, English law.

(b) The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with the Instruments.

(c) The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

(d) Nothing in this Condition 16 prevents the Trustee or any Instrumentholder from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Trustee or Instrumentholders may take concurrent Proceedings in any number of jurisdictions.

SUMMARY OF PROVISIONS RELATING TO THE INSTRUMENTS WHILE IN GLOBAL FORM

INITIAL ISSUE OF INSTRUMENTS

Upon the initial deposit of a Global Instrument with a common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”), Euroclear or Clearstream, Luxembourg will credit each subscriber with a nominal amount of Instruments equal to the nominal amount of those Instruments for which it has subscribed and paid.

Instruments which are initially deposited with the Common Depositary may also be credited to the accounts of subscribers with (if indicated in the relevant Pricing Supplement) other clearing systems through direct or indirect accounts with Euroclear and Clearstream, Luxembourg held by such other clearing systems. Conversely, Instruments that are initially deposited with another clearing system may similarly be credited to the accounts of subscribers with Euroclear, Clearstream, Luxembourg or other clearing systems.

RELATIONSHIP OF ACCOUNTHOLDERS WITH CLEARING SYSTEMS

Each of the persons shown in the records of Euroclear, Clearstream, Luxembourg or any other clearing system as the holder of an Instrument represented by a Global Instrument must look solely to Euroclear, Clearstream, Luxembourg or such clearing system (as the case may be) for his share of each payment made by the relevant Issuer to the bearer of such Global Instrument and in relation to all other rights arising under the Global Instruments, subject to and in accordance with the respective rules and procedures of Euroclear, Clearstream, Luxembourg or such clearing system (as the case may be). Such persons shall have no claim directly against the relevant Issuer in respect of payments due on the Instruments for so long as the Instruments are represented by such Global Instrument and such obligations of such Issuer will be discharged by payment to the bearer of such Global Instrument in respect of each amount so paid.

The Trustee may call for any certificate or other document to be issued by Euroclear, Clearstream, Luxembourg or any other clearing system as to the principal amount of Instruments represented by a Global Instrument standing to the account of any person. Any such certificate or other document shall, in the absence of manifest error, be conclusive and binding for all purposes. Any such certificate or other document may comprise any form of statement or print out of electronic records provided by the relevant clearing system (including Euroclear’s EUCLID or Clearstream, Luxembourg’s Cedcom system) in accordance with its usual procedures and in which the holder of a particular principal amount of any other clearing system is clearly identified together with the amount of such holding. The Trustee shall not be liable to any person by reason of having accepted as valid or not having rejected any certificate or other document to such effect purporting to be issued by Euroclear, Clearstream, Luxembourg or any other clearing system and subsequently found to be forged or not authentic.

EXCHANGE

1. Temporary Global Instruments

Each temporary Global Instrument will be exchangeable, free of charge to the holder, on or after its Exchange Date:

1.1 if the relevant Pricing Supplement indicates that such Global Instrument is issued in compliance with the C Rules or in a transaction to which TEFRA is not applicable (as to which, see “Summary of the Programme ö Selling Restrictions”), in whole, but not in part, for the Definitive Instruments defined and described below; and

1.2 otherwise, in whole or in part upon certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement for interests in a permanent Global Instrument or, if so provided in the relevant Pricing Supplement, for Definitive Instruments.

2. Permanent Global Instruments

Each permanent Global Instrument will be exchangeable, free of charge to the holder, on or after its Exchange Date in whole but not, except as provided under “Partial Exchange of Permanent Global Instruments”, in part for Definitive Instruments:

2.1 by the relevant Issuer giving notice to the Issuing and Paying Agent and the Instrumentholders of its intention to effect such exchange;

2.2 if the relevant Pricing Supplement provides that such Global Instrument is exchangeable at the request of the holder, by the holder giving notice to the Issuing and Paying Agent of its election for such exchange; and

2.3 otherwise, if the permanent Global Instrument is held on behalf of Euroclear or Clearstream, Luxembourg or any other clearing system (an “Alternative Clearing System”) and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or in fact does so.

3. Partial Exchange of Permanent Global Instruments

For so long as a permanent Global Instrument is held on behalf of a clearing system and the rules of that clearing system permit, such permanent Global Instrument will be exchangeable in part on one or more occasions for Definitive Instruments (i) if principal in respect of any Instruments is not paid when due or (ii) if so provided in, and in accordance with, the Conditions (which will be set out in the relevant Pricing Supplement) relating to Partly Paid Instruments.

4. Delivery of Instruments

On or after any due date for exchange the holder of a Global Instrument may surrender such Global Instrument or, in the case of a partial exchange, present it for endorsement to or to the order of the Issuing and Paying Agent. In exchange for any Global Instrument, or the part of that Global Instrument to be exchanged, the relevant Issuer will (i) in the case of a temporary Global Instrument exchangeable for a permanent Global Instrument, deliver, or procure the delivery of, a permanent Global Instrument in an aggregate nominal amount equal to that of the whole or that part of a temporary Global Instrument that is being exchanged or, in the case of a subsequent exchange, endorse, or procure the endorsement of, a permanent Global Instrument to reflect such exchange or (ii) in the case of a Global Instrument exchangeable for Definitive Instruments, deliver, or procure the delivery of, an equal aggregate nominal amount of duly executed and authenticated Definitive Instruments. In this Information Memorandum, “Definitive Instruments” means, in relation to any Global Instrument, the Definitive Instruments for which such Global Instrument may be exchanged (if appropriate, having attached to them all Coupons and Receipts in respect of interest or Instalment Amounts that have not already been paid on the Global Instrument and a Talon). Definitive Instruments will be security printed in accordance with any applicable legal and stock exchange requirements in or substantially in the form set out in the Schedules to the Trust Deed. On exchange in full of each permanent Global Instrument, the relevant Issuer will, if the holder so requests, procure that it is cancelled and returned to the holder together with the relevant Definitive Instruments.

5. Exchange Date

“Exchange Date” means, in relation to a temporary Global Instrument, the day falling after the expiry of 40 days after its issue date and, in relation to a permanent Global Instrument, a day falling not less than 60 days, or in the case of failure to pay principal in respect of any Instruments when due 30 days, after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Issuing and Paying Agent is located and in the city in which the relevant clearing system is located.

Amendment to Conditions

The temporary Global Instruments and permanent Global Instruments contain provisions that apply to the Instruments which they represent, some of which modify the effect of the terms and conditions of the Instruments set out in this Information Memorandum. The following is a summary of certain of those provisions:

6. Payments

No payment falling due after the Exchange Date will be made on any Global Instrument unless exchange for an interest in a permanent Global Instrument or for Definitive Instruments is improperly withheld or refused. Payments on any temporary Global Instrument issued in compliance with the D Rules before the Exchange Date will only be made against presentation of certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement.

All payments in respect of Instruments represented by a Global Instrument will be made against presentation for endorsement and, if no further payment falls to be made in respect of the Instruments, surrender of that Global Instrument to or to the order of the Issuing and Paying Agent or such other Paying Agent as shall have been notified to the Instrumentholders for such purpose. A record of each payment so made will be endorsed on each Global Instrument, which endorsement will be prima facie evidence that such payment has been made in respect of the Instruments.

7. Prescription

Claims against the relevant Issuer in respect of Instruments which are represented by a permanent Global Instrument will become void unless it is presented for payment within a period of 10 years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 6).

8. Meetings

The holder of a permanent Global Instrument shall (unless such permanent Global Instrument represents only one Instrument) be treated as being two persons for the purposes of any quorum requirements of a meeting of Instrumentholders and, at any such meeting, as having one vote in respect of each minimum Specified Denomination of Instruments for which such Global Instrument may be exchanged.

9. Cancellation

Cancellation of any Instrument represented by a permanent Global Instrument which is required by the Conditions to be cancelled (other than upon its redemption) will be effected by reduction in the nominal amount of the relevant permanent Global Instrument.

10. Purchase

Instruments represented by a permanent Global Instrument may only be purchased by the relevant Issuer or any of its subsidiary undertakings if they are purchased together with the rights to receive all future payments of interest and Instalment Amounts (if any) on those Instruments.

11. Issuer’s Option

Any option of the relevant Issuer provided for in the Conditions of any Instruments while such Instruments are represented by a permanent Global Instrument shall be exercised by such Issuer giving notice to the Instrumentholders within the time limits set out in and containing the information required by the Conditions, except that the notice shall not be required to contain the serial numbers of Instruments drawn in the case of a partial exercise of an option and accordingly no drawing of Instruments shall be required. In the event that any option of such Issuer is exercised in respect of some but not all of the Instruments of any Series, the rights of accountholders with a clearing system or Approved Intermediary in respect of the Instruments will be governed by the standard procedures of Euroclear, Clearstream, Luxembourg or any other clearing system (as the case may be).

12. Instrumentholders’ Options

Any option of the Instrumentholders provided for in the Conditions of any Instruments while such Instruments are represented by a permanent Global Instrument may be exercised by the holder of the permanent Global Instrument giving notice to the Issuing and Paying Agent within the time limits relating to the deposit of Instruments with a Paying Agent set out in the Conditions substantially in the form of the notice available from any Paying Agent, except that the notice shall not be required to contain the serial numbers of the Instruments in respect of which the option has been exercised, and stating the nominal amount of Instruments in respect of which the option is exercised and at the same time presenting the permanent Global Instrument for notation.

13. Trustee’s Powers

In considering the interests of Instrumentholders while any Global Instrument is held on behalf of a clearing system, the Trustee may have regard to any information provided to it by such clearing system or its operator as to the identity (either individually or by category) of its accountholders with entitlements to such Global Instrument and may consider such interests as if such accountholders were the holders of the Instruments represented by such Global Instrument.

14. Events of Default

Each Global Instrument provides that the Trustee, at its discretion, may, and if so requested by holders of at least one-quarter in nominal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution, shall cause such Global Instrument, or a portion of it, to become due and repayable in the circumstances described in Condition 8 by stating in the notice to the relevant Issuer the principal amount of such Global Instrument which is becoming due and repayable. If principal in respect of any Instrument is not paid when due, only the Trustee may enforce the rights of the Instrumentholders against such Issuer under the terms of the Trust Deed unless the Trustee, having become bound to proceed, fails to do so within a reasonable time and such failure is continuing.

15. Notices

So long as any Instruments are represented by a Global Instrument and such Global Instrument is held on behalf of a clearing system, notices to the holders of Instruments of that Series may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for publication as required by the Conditions or by delivery of the relevant notice to the holder of the Global Instrument.

16. Partly Paid Instruments

The provisions relating to Partly Paid Instruments are not set out in this Information Memorandum, but will be contained in the relevant Pricing Supplement and so in the Global Instruments. While any instalments of the subscription moneys due from the holder of Partly Paid Instruments are overdue, no interest in a Global Instrument representing such Instruments may be exchanged for an interest in a permanent Global Instrument or for Definitive Instruments (as the case may be). If any Instrumentholder fails to pay any instalment due on any Partly Paid Instruments within the time specified, the relevant Issuer may forfeit such Instruments and shall have no further obligation to their holder in respect of them.

17. Contract (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Instruments under the Contracts (Rights of Third Parties) Act 1999.

USE OF PROCEEDS

The net proceeds of the issue of each Series of Instruments will be used by the relevant Issuer for its general corporate purposes.

TRANSCO HOLDINGS PLC

INCORPORATION AND BUSINESSES

Transco Holdings is the holding company for Transco, the developer and operator of the substantial majority of Great Britain’s gas transportation system, which is regulated as a monopoly service provider to gas shippers.

Transco Holdings is the parent undertaking of the Transco Holdings Group and is an indirectly wholly- owned subsidiary undertaking of National Grid Transco plc (“NGT”). Transco Holdings is incorporated in England and Wales.

SUBSIDIARIES

The following table shows certain information on Transco Holdings’ principal subsidiaries as at the date of this Information Memorandum:

Name	Country of Incorporation	Transco Holdings’ Shareholding (either direct or indirect)
British Transco Capital Inc.	U.S.A. (Delaware)	100%
British Transco Finance (No. 1) Limited	Cayman Islands	100%
British Transco Finance (No. 2) Limited	Cayman Islands	100%
British Transco Finance (No. 3) Limited	England & Wales	100%
British Transco Finance (No. 5) Limited	England& Wales	100%
British Transco Finance Inc.	U.S.A. (Delaware)	100%
British Transco International Finance B.V.	The Netherlands	100%
C4Gas SA	Belgium	47.5%
Joint Radio Company Limited	England & Wales	50%
Transco plc	England & Wales	100%
Transco Metering Services Limited	England & Wales	100%

DIRECTORS

The Directors of Transco Holdings and their principal activities outside the Transco Holdings Group are as follows:

Name	Principal Occupation	Principal Activities outside Transco Holdings

Colin Buck	Director	Finance Director of Transco plc

Stephen Charles Burrard-Lucas	Director	Group Finance Director of National Grid Transco plc and a director of National Grid Company plc, Transco plc, Lattice Group plc, Lattice Group Holdings Ltd and National Grid USA

Malcolm Charles Cooper	Director

Group Treasurer of National Grid Transco plc and a director of British Transco Capital Inc., British Transco Finance Inc, British Transco International Finance BV, Lattice Group Holdings Ltd, Lattice Group International Holdings Ltd, National Grid Investment Co Ltd, NGT Insurance Co (Guernsey) Ltd and Telecom International Holdings Ltd

Mark Robert Fairbairn	Director	Chief Operating Officer of Transco plc

Steven John Holliday	Director	Group Director of National Grid Transco plc, Chief Executive Officer of Transco plc and a director of Lattice Group plc, National Grid Company plc, National Grid USA and NGT UK Ltd

The business address of the Directors of Transco Holdings is 1-3 Strand, London WC2N 5EH.

REGULATORY FRAMEWORK

The supply, transportation and shipping of gas in Britain are the subject of the licensing and regulatory regime of the Gas Act 1986 (the “Gas Act”) and the Utilities Act 2000 (the “Utilities Act”) and are regulated by the Gas and Electricity Markets Authority established by the Utilities Act. In addition, the Health and Safety Executive regulates safety matters relating to the operation of the gas transportation system and the liquefied natural gas storage business.

Transco is authorised to transport gas under the terms of its licence. Pursuant to the Gas Act, Transco is obliged to develop and maintain an efficient and economical pipeline system for the conveyance of gas in its authorised area and to comply, so far as it is economical to do so, with reasonable requests to connect to the system and convey gas by means of that system to any premises or pipeline system. The Gas Act and the licence also place duties on Transco to avoid undue discrimination or undue preference in the connection of premises or other pipelines or in the terms on which it undertakes the conveyance of gas.

The conditions of the licence can only be changed in accordance with the mechanisms set out in the Gas Act. The licence is terminable on ten years’ notice (or earlier in the event of material default) by the Secretary of State, such notice not to be served earlier than 22 August 2011. It is also revocable by the Gas and Electricity Markets Authority on certain events, including if Transco fails to comply with certain orders made under the Gas Act or competition legislation or in the event of certain circumstances of financial default.

The licence also contains special “ring-fence” conditions. These conditions include requirements on Transco to: carry on only certain activities; ensure that it has sufficient management and financial resources to carry out its business; use reasonable endeavours to maintain an investment grade credit rating as the issuer of corporate debt; and deal on an arm’s length basis and on normal commercial terms with other companies in the NGT Group and not to give new guarantees for such companies. If Transco is in material default of any of the “ring-fence” conditions, it is prohibited from declaring and paying a dividend. In October 2002 Ofgem consented to Transco making loans to Transco Holdings. Transco Holdings is now subject to a number of licence conditions as if it were Transco. These include restrictions on loans to affiliates and related parties and a restriction on its activities to those permitted to be carried out by Transco and to acting as Transco’s holding company.

In enforcing the conditions of the licence and other obligations imposed by the Gas Act, the Gas and Electricity Markets Authority can make legally enforceable orders, which may include monetary penalties. In addition, the Gas

Act enables the Gas and Electricity Markets Authority to levy financial penalties on licensees for contravening any licence condition or relevant requirement of the Gas Act or Utilities Act or for failure to meet guaranteed standards of service.

Transco’s customers comprise approximately 70 active “shippers” for whom it transports gas from the national transmission system through the distribution system to around 21 million consumers.

The level of revenue that may be received from the supply of transmission and distribution services is set out in Transco’s five year price control determined by the Gas and Electricity Markets Authority and either agreed by Transco or, in the event of referral, by the Competition Commission. The current price control regime, which was originally expected to run for five years from 1 April 2002, has recently been extended by another year for distribution. The price control regime takes into account, among other factors, an assessment of Transco’s operating costs, capital expenditure, cost of capital at a real pre-tax rate of 6.25 per cent. and transportation volumes.

RECENT DEVELOPMENTS

Plans for the possible sale of up to four of Transco’s regional distribution networks have progressed steadily over the past year. Transco may sell up to four networks, if this maximises shareholder value. Transco remains committed to a substantial gas distribution business in Britain and will continue to be the largest operator of gas distribution assets in the country. Transco expects to announce the results of this process later this summer. Any sales would not complete until 2005.

With effect from 1 April 2004 Transco’s distribution price control formula was split into eight separate price controls: one for each regional network. Each network price control formula takes the same form as the previous single price control formula, with a maximum allowed revenue assigned to each network. Each network has been allocated a regulatory value associated with its assets, using an estimate of Transco’s distribution business regulatory value as at 1 April 2002. The networks price control formulae also incorporate the same cost of capital assumptions at a real pre-tax rate of 6.25 per cent.

Over the last year and as part of its consultations concerning network monopoly price controls and the electricity distribution price review, Ofgem has proposed changes to the regulatory framework that applies to all energy network monopolies, including Transco. Proposed developments include the introduction of a five year retention of benefits from savings in operating costs, capital expenditure efficiencies and asset disposals, irrespective of when they occur during a price control period (currently, the benefits of cost saving initiatives are returned to customers when a price control is reset). In respect of pension costs, Ofgem has indicated that it sees these as a normal operating cost of the business. Furthermore, for Transco Ofgem has suggested that, with effect from 1 April 2002, any efficiently incurred over or underfunding of pension schemes as compared to those assumptions made by Ofgem when price controls were set, will ultimately be passed to consumers. It is expected that the details of how this mechanism will work, together with any adjustments that Ofgem may wish to make in respect of historic pensions issues, will be clarified later in 2004.

CAPITALISATION AND INDEBTEDNESS OF THE TRANSCO HOLDINGS GROUP

The following table sets out the historical cost consolidated capitalisation and indebtedness of the Transco Holdings Group as at 31 March 2004 extracted (without material adjustment) from the audited accounts of the Transco Holdings Group for the 12 months ended 31 March 2004:

£ (in millions)

Shareholders’ equity
Ordinary shares of £1 each (6,491 million authorised, 147 million allotted and fully paid)	147
Other reserves	(5,537)
Profit and loss account	3,579
Equity shareholders’ (deficits)/funds	(1,811)
Total shareholders’ equity	(1,811)
Indebtedness for borrowed money
Bank loans and overdrafts	100
Commercial paper	202
Bonds	494
Borrowings from fellow subsidiary undertakings	173
Other loans	19
Total short-term debt	988
Long-term debt
Bonds	5,041
Other loans	20
Total long-term debt	5,061
Total debt	6,049
Total capitalisation and indebtedness	4,238

Notes:

(1) Short-term debt is unguaranteed and unsecured.

(2) Account has been taken of liabilities and guarantees between undertakings within the same group.

(3) Long-term debt is unguaranteed and unsecured, except for $300 million 6.625 per cent. British Transco Finance Inc. Guaranteed Notes due 2018, guaranteed by Transco and National Grid Transco plc.

(4) The $300 million 6 per cent. British Transco International Finance Notes matured on 22 April 2004 and both the $300 million 6.625 per cent. British Transco International Finance Notes and $50 million 6.625 per cent. British Transco International Finance Notes matured on 22 July 2004.

(5) As at 30 June 2004, equity shareholders’ deficits was £2,251 million compared to £1,811 million as at 31 March 2004. The reduction in equity shareholders’ funds between 1 April 2004 and 30 June 2004 primarily reflects a dividend payment of £450 million to Transco Holdings Group’s parent company.

(6) Transco Holdings’ total contingent liabilities and guarantees as at 31 March 2004 were £1,304 million.

As at 31 March 2004, Transco, a subsidiary undertaking of Transco Holdings, had guaranteed the repayment of principal sums, any associated premium and interest on specific loans due from its financial subsidiary undertakings to third parties amounting to a sterling equivalent of £1,222 million. These subsidiary borrowings are included in the total Transco Holdings Group borrowings of £6,049 million.

As at 31 March 2004, the Transco Holdings Group had outstanding commitments and contingencies relating to BG Group plc and its subsidiaries and its subsidiary undertakings (together, the “BG Group”) amounting to £13 million, arising from the restructuring of BG Group in 1999. BG Group has been working with the Transco Holdings Group since early 1999 to remove all the relevant guarantees or to find an alternative guarantor which is not part of the Transco Holdings Group. For any guarantees that have not been replaced, the Transco Holdings Group will continue to provide such guarantees on an arm’s length basis until they are removed or replaced.

The value of other Transco Holdings Group commitments and contingencies at 31 March 2004 amounted to £69 million, including a performance guarantee of £24 million relating to certain property obligations of an undertaking which is a member of the group of companies comprising NGT and its subsidiaries and its subsidiary undertakings (the “NGT Group”).

(7) There has been no material change in the consolidated capitalisation and indebtedness, contingent liabilities and guarantees of the Transco Holdings Group since 31 March 2004, except as noted in (4) and (5) above.

(8) The Transco Holdings Group had cash and short-term money market investments of £75 million at 31 March 2004.

TRANSCO PLC

INCORPORATION AND BUSINESSES

Transco is the developer and operator of the substantial majority of Great Britain’s gas transportation system, which is regulated as a monopoly service provider to gas shippers.

Transco is the parent undertaking of the Transco Group and is an indirectly wholly-owned subsidiary undertaking of NGT. Transco is incorporated in England and Wales.

SUBSIDIARIES

The following table shows certain information on Transco’s principal subsidiaries as at the date of this Information Memorandum:

Name	Country of Incorporation	Transco’s Shareholding (either direct or indirect)

British Transco Capital Inc.	U.S.A. (Delaware)	100%
British Transco Finance (No. 1) Limited	Cayman Islands	100%
British Transco Finance (No. 2) Limited	Cayman Islands	100%
British Transco Finance (No. 3) Limited	England & Wales	100%
British Transco Finance (No. 5) Limited	England & Wales	100%
British Transco Finance Inc.	U.S.A. (Delaware)	100%
British Transco International Finance B.V.	The Netherlands	100%
C4Gas SA	Belgium	47.5%
Joint Radio Company Limited	England & Wales	50%
Transco Metering Services Limited	England & Wales	100%

DIRECTORS

The Directors of Transco and their principal activities outside the Transco Group are as follows:

Name	Principal Occupation	Principal Activities outside Transco

Colin Buck	Finance Director	Director of Transco Holdings plc

Stephen Charles Burrard-Lucas	Executive Director	Group Finance Director of National Grid Transco plc and a director of National Grid Company plc, Transco Holdings plc, Lattice Group plc, Lattice Group Holdings Ltd and National Grid USA

Mark Robert Fairbairn	Chief Operating Officer	Director of Transco Holdings plc

Steven John Holliday	Chief Executive	Group Director of National Grid Transco plc and a director of Lattice Group plc, National Grid Company plc, National Grid USA, Transco Holdings plc and NGT UK Ltd

James O’Sullivan	Director of Quality Assurance	None

Roger John Urwin	Chairman	Group Chief Executive of National Grid Transco plc and a director of National Grid Company plc. Non-executive director of The Special Utilities Investment Trust plc and Utilico Investment Trust plc

Nicholas Paul Winser	Executive Director	Group Director of National Grid Transco plc and a director of Gridcom (UK) Ltd, NGT UK Ltd, National Grid Company plc and National Grid USA

The business address of the Directors of Transco is 1-3 Strand, London WC2N 5EH.

REGULATORY FRAMEWORK

The supply, transportation and shipping of gas in Britain are the subject of the licensing and regulatory regime of the Gas Act and the Utilities Act and are regulated by the Gas and Electricity Markets Authority established by the Utilities Act. In addition, the Health and Safety Executive regulates safety matters relating to the operation of the gas transportation system and the liquefied natural gas storage business.

Transco is authorised to transport gas under the terms of its licence. Pursuant to the Gas Act, Transco is obliged to develop and maintain an efficient and economical pipeline system for the conveyance of gas in its authorised area and to comply, so far as it is economical to do so, with reasonable requests to connect to the system and convey gas by means of that system to any premises or pipeline system. The Gas Act and the licence also place duties on Transco to avoid undue discrimination or undue preference in the connection of premises or other pipelines or in the terms on which it undertakes the conveyance of gas.

The conditions of the licence can only be changed in accordance with the mechanisms set out in the Gas Act. The licence is terminable on ten years’ notice (or earlier in the event of material default) by the Secretary of State, such notice not to be served earlier than 22 August 2011. It is also revocable by the Gas and Electricity Markets Authority on certain events, including if Transco fails to comply with certain orders made under the Gas Act or competition legislation or in the event of certain circumstances of financial default.

The licence also contains special “ring-fence” conditions. These conditions include requirements on Transco to: carry on only certain activities; ensure that it has sufficient management and financial resources to carry out its business; use reasonable endeavours to maintain an investment grade credit rating as the issuer of corporate debt; and deal on an arm’s length basis and on normal commercial terms with other companies in the NGT Group and not to give new guarantees for such companies. If Transco is in material default of any of the “ring-fence” conditions, it is prohibited from declaring and paying a dividend. In October 2002 Ofgem consented to Transco making loans to Transco Holdings. Transco Holdings is now subject to a number of licence conditions as if it were Transco. These include restrictions on loans to affiliates and related parties and a restriction on its activities to those permitted to be carried out by Transco and to acting as Transco’s holding company.

In enforcing the conditions of the licence and other obligations imposed by the Gas Act, the Gas and Electricity Markets Authority can make legally enforceable orders, which may include monetary penalties. In addition, the Gas Act enables the Gas and Electricity Markets Authority to levy financial penalties on licensees for contravening any licence condition or relevant requirement of the Gas Act or Utilities Act or for failure to meet guaranteed standards of service.

Transco’s customers comprise approximately 70 active “shippers” for whom it transports gas from the national transmission system through the distribution system to around 21 million consumers.

The level of revenue that may be received from the supply of transmission and distribution services is set out in Transco’s five year price control determined by the Gas and Electricity Markets Authority and either agreed by Transco or, in the event of referral, by the Competition Commission. The current price control regime, which was originally expected to run for five years from 1 April 2002, has recently been extended by another year for distribution. The price control regime takes into account, among other factors, an assessment of Transco’s operating costs, capital expenditure, cost of capital at a real pre-tax rate of 6.25 per cent. and transportation volumes.

RECENT DEVELOPMENTS

Plans for the possible sale of up to four of Transco’s regional distribution networks have progressed steadily over the past year. Transco may sell up to four networks, if this maximises shareholder value. Transco remains committed to a substantial gas distribution business in Britain and will continue to be the largest operator of gas distribution assets in the country. Transco expects to announce the results of this process later this summer. Any sales would not complete until 2005.

With effect from 1 April 2004 Transco’s distribution price control formula was split into eight separate price controls: one for each regional network. Each network price control formula takes the same form as the previous single price control formula, with a maximum allowed revenue assigned to each network. Each network has been allocated a regulatory value associated with its assets, using an estimate of Transco’s distribution business regulatory value as at 1 April 2002. The networks price control formulae also incorporate the same cost of capital assumptions at a real pre-tax rate of 6.25 per cent.

Over the last year and as part of its consultations concerning network monopoly price controls and the electricity distribution price review, Ofgem has proposed changes to the regulatory framework that applies to all energy network monopolies, including Transco. Proposed developments include the introduction of a five year retention of benefits from savings in operating costs, capital expenditure efficiencies and asset disposals, irrespective of when they occur during a price control period (currently, the benefits of cost saving initiatives are returned to customers when a price control is reset). In respect of pension costs, Ofgem has indicated that it sees these as a normal operating cost of the business. Furthermore, for Transco Ofgem has suggested that, with effect from 1 April 2002, any efficiently incurred over or underfunding of pension schemes as compared to those assumptions made by Ofgem when price controls were set, will ultimately be passed to consumers. It is expected that the details of how this mechanism will work, together with any adjustments that Ofgem may wish to make in respect of historic pensions issues, will be clarified later in 2004.

CAPITALISATION AND INDEBTEDNESS OF THE TRANSCO GROUP

The following table sets out the historical cost consolidated capitalisation and indebtedness of the Transco Group as at 31 March 2004 extracted (without material adjustment) from the audited accounts of the Transco Group for the 12 months ended 31 March 2004:

£ (in millions)
Shareholders’ equity
Ordinary shares of 1 and 2/15p each (6,052 million authorised, 3,944 million allotted and fully paid)	45
Share premium account	204
Capital redemption reserve	1,332
Profit and loss account	556
Equity shareholders’ interest funds	2,137
Total shareholders’ equity	2,137
Indebtedness for borrowed money
Short-term debt
Bank loans and overdrafts	100
Commercial paper	202
Bonds	494
Borrowings from fellow subsidiary undertakings	490
Other loans	19
Total short-term debt	1,305
Long-term debt
Bonds	3,616
Other loans	20
Total long-term debt	3,636
Total debt	4,941

Total capitalisation and indebtedness	7,078

Notes:

(1) Short-term debt is unguaranteed and unsecured.

(2) Account has been taken of liabilities and guarantees between undertakings within the same group.

(3) Long-term debt is unguaranteed and unsecured, except for a £200 million European Investment Bank Loan due 2012, guaranteed by Transco Holdings, and $300 million 6.625 per cent. British Transco Finance Inc. Guaranteed Notes due 2018, guaranteed by Transco and National Grid Transco plc.

(4) The $300 million 6 per cent. British Transco International Finance Notes matured on 22 April 2004 and both the $300 million 6.625 per cent. British Transco International Finance Notes and the $50 million 6.625 per cent. British Transco International Finance Notes matured on 22 July 2004.

(5) As at 30 June 2004, equity shareholders’ interest funds was £1,665 million compared to £2,137 million as at 31 March 2004. The reduction in equity shareholders’ funds between 1 April 2004 and 30 June 2004 primarily reflects a dividend payment of £500 million to Transco Group’s parent company.

(6) Transco’s total contingent liabilities and guarantees as at 31 March 2004 were £1,304 million.

As at 31 March 2004, Transco had guaranteed the repayment of principal sums, any associated premium and interest on specific loans due from its financial subsidiary undertakings to third parties amounting to a sterling equivalent of £1,222 million. These subsidiary borrowings are included in the total Transco Group borrowings of £4,941 million.

As at 31 March 2004, Transco had outstanding BG Group related commitments and contingencies amounting to £13 million, arising from the restructuring of BG Group in 1999. BG Group has been working with the Transco Group since early 1999 to remove all the relevant guarantees or to find an alternative guarantor which is not part of the Transco Group. For any guarantees that have not been replaced, the Transco Group will continue to provide such guarantees on an arm’s length basis until they are removed or replaced.

The value of other Transco Group commitments and contingencies at 31 March 2004 amounted to £69 million, including a performance guarantee of £24 million relating to certain property obligations of a NGT Group undertaking.

(7) There has been no material change in the consolidated capitalisation and indebtedness, contingent liabilities and guarantees of the Transco Group since 31 March 2004, except as noted in (4) and (5) above.

(8) The Transco Group had cash and short-term money market investments of £75 million at 31 March 2004.

UNITED KINGDOM TAXATION

The following is a summary of the United Kingdom withholding taxation treatment at the date hereof in relation to payments of principal and interest in respect of the Instruments. The comments do not deal with other United Kingdom tax aspects of acquiring, holding or disposing of Instruments. The comments relate only to the position of persons who are absolute beneficial owners of the Instruments. Prospective Instrumentholders should be aware that the particular terms of issue of any series of Instruments as specified in the relevant Pricing Supplement may affect the tax treatment of that and other series of Instruments. The following is a general guide and should be treated with appropriate caution. Instrumentholders who are in any doubt as to their tax position should consult their professional advisers. Instrumentholders who may be liable to taxation in jurisdictions other than the United Kingdom in respect of their acquisition, holding or disposal of the Instruments are particularly advised to consult their professional advisers as to whether they are so liable (and if so under the laws of which jurisdictions), since the following comments relate only to certain United Kingdom taxation aspects of payments in respect of the Instruments. In particular, Instrumentholders should be aware that they may be liable to taxation under the laws of other jurisdictions in relation to payments in respect of the Instruments even if such payments may be made without withholding or deduction for or on account of taxation under the laws of the United Kingdom.

A. UK WITHHOLDING TAX ON UK SOURCE INTEREST

1. The Instruments issued by an Issuer which carry a right to interest (“UK Instruments”) will constitute “quoted Eurobonds” provided they are and continue to be listed on a recognised stock exchange within the meaning of section 841 of the Income and Corporation Taxes Act 1988. On the basis of the United Kingdom Inland Revenue’s published interpretation of the relevant legislation, securities which are to be listed on a stock exchange in a country which is a member state of the European Union or which is part of the European Economic Area will satisfy this requirement if they are listed by a competent authority in that country and are admitted to trading on a recognised stock exchange in that country; securities which are to be listed on a stock exchange in any other country will satisfy this requirement if they are admitted to trading on a recognised stock exchange in that country. The London Stock Exchange is a recognised stock exchange for these purposes. Whilst the UK Instruments are and continue to be quoted Eurobonds, payments of interest on the UK Instruments may be made without withholding or deduction for or on account of United Kingdom income tax.

2. Interest payable on Instruments with a maturity date of less than one year from the date of issue and which are not issued under arrangements the effect of which is to render such Instruments part of a borrowing with a total term of a year or more can be paid without withholding or deduction for or on account of United Kingdom income tax.

3. In all cases falling outside the exemption described in A.1 or A.2 above, interest on the UK Instruments will generally fall to be paid under deduction of United Kingdom income tax at the “lower rate” (currently 20 per cent.) subject to the availability of other reliefs or to any direction to the contrary from the Inland Revenue in respect of such relief as may be available under the provisions of any applicable double taxation treaty.

B. PROVISION OF INFORMATION

Instrumentholders should note that where any interest on Instruments or amounts due on redemption of any Instruments which constitute relevant discounted securities as defined in Schedule 13 to the Finance Act 1996 is paid to them (or to any person acting on their behalf) by the relevant Issuer or any person in the United Kingdom acting on behalf of such Issuer (a “paying agent”), or is received by any person in the United Kingdom acting on behalf of the relevant Instrumentholder (other than solely by clearing or arranging the clearing of a cheque) (a “collecting agent”), then the relevant Issuer, the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to the United Kingdom Inland Revenue details of the payment and certain details relating to the Instrumentholder (including the Instrumentholder’s name and address). These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of United Kingdom income tax and whether or not the Instrumentholder is resident in the United Kingdom for United Kingdom taxation purposes. Where the Instrumentholder is not so resident, the details provided to the United Kingdom Inland Revenue may, in certain cases, be passed by the United Kingdom Inland Revenue to the tax authorities of the jurisdiction in which the Instrumentholder is resident for taxation purposes.

EU Savings Directive

On 3 June 2003 the EU Council of Economic and Finance Ministers adopted a new directive regarding the taxation of savings income. The directive is scheduled to be applied by Member States from 1 July 2005, provided that certain non-EU countries adopt similar measures from the same date. Under the directive each Member State will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, Austria, Belgium and Luxembourg may instead apply a withholding system for a transitional period in relation to such payments, deducting tax at rates rising over time to 35 per cent. The transitional period is to commence on the date from which the directive is to be applied by Member States and to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments. Holders of Instruments who are individuals should note no additional amounts would be payable under Condition 6 in respect of any withholding tax imposed pursuant to this directive

C. OTHER RULES RELATING TO UNITED KINGDOM WITHHOLDING TAX

1. Instruments may be issued at an issue price of less than 100 per cent. of their principal amount. Any discount element on any such Instruments should not be subject to any United Kingdom withholding tax pursuant to the provisions mentioned in A above, but may be subject to reporting requirements as outlined in B above.

2. Where Instruments are to be, or may fall to be, redeemed at a premium, as opposed to being issued at a discount, then any such element of premium may constitute a payment of interest. Payments of interest are subject to United Kingdom withholding tax and may be subject to the reporting requirements as outlined above.

3. Where interest has been paid under deduction of United Kingdom income tax, Instrumentholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in any applicable double taxation treaty.

4. The references to “interest” above mean “interest” as understood in United Kingdom tax law. The statements above do not take any account of any different definitions of “interest” or “principal” which may prevail under any other law or which may be created by the terms and conditions of the Instruments or any related documentation.

5. The above description of the United Kingdom withholding tax position assumes that there will be no substitution of an issuer pursuant to Condition 10(c) of the Instruments and does not consider the tax consequences of any such substitution.

PLAN OF DISTRIBUTION

SUMMARY OF AGREEMENT

Subject to the terms and on the conditions contained in an Amended and Restated Dealer Agreement dated 23 July 2004 between the Issuers, the Permanent Dealers and the Arranger (the “Dealer Agreement”), the Instruments will be offered on a continuous basis by each of the Issuers to the Permanent Dealers. However, each of the Issuers has reserved the right to issue Instruments directly on its own behalf to dealers which are not Permanent Dealers. The Instruments may also be issued by each of the Issuers through the Dealers, acting as agents of the relevant Issuer. The Dealer Agreement also provides for Instruments to be issued in syndicated Tranches which are jointly and severally underwritten by two or more Dealers. The commissions in respect of an issue of Instruments on a syndicated basis will be stated in the relevant Pricing Supplement. The Issuers have agreed to reimburse the Arranger for certain of its expenses incurred in connection with the establishment of the Programme. Each of the Issuers has agreed to indemnify the Dealers against certain liabilities in connection with the offer and sale of the Instruments.

SELLING RESTRICTIONS

United States

The Instruments have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

Instruments in bearer form having a maturity of more than one year are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations under it.

Each Dealer has agreed that, except as permitted by the Dealer Agreement, it will not offer, sell or deliver the Instruments of any identifiable Tranche, (i) as part of their distribution at any time or (ii) otherwise until 40 days after completion of the distribution of such Tranche as determined, and certified to the relevant Issuer, by the Issuing and Paying Agent, or in the case of Instruments issued on a syndicated basis, the Lead Manager, within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells Instruments during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Instruments within the United States or to, or for the account or benefit of, U.S. persons.

In addition, until 40 days after the commencement of the offering, an offer or sale of Instruments within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.

United Kingdom

Each Dealer has represented, warranted and agreed that:

(a) No offer to public ö listed Instruments: in relation to Instruments which have a maturity of one year or more and which are to be admitted to the Official List of the UK Listing Authority, it has not offered or sold and will not offer or sell any such Instruments to persons in the United Kingdom prior to admission of such Instruments to listing in accordance with Part VI of the FSMA, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

(b) No offer to public ö unlisted Instruments: in relation to Instruments which have a maturity of one year or more and which are not be admitted to the Official List of the UK Listing Authority, it has not offered or sold and, prior to the expiry of a period of six months from the Issue Date of such Instruments, will not offer or sell any such Instruments to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(c) No deposit-taking: in relation to any Instruments having a maturity of less than one year from the date of their issue:

(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business; and

(ii) it has not offered or sold and will not offer or sell any Instruments other than to persons:

(A) whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(B) who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses,

where the issue of the Instruments would otherwise constitute a contravention of Section 19 of the FSMA by the relevant Issuer;

(d) Financial promotion: it has only communicated or caused to be communicated and it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Instruments in circumstances in which section 21(1) of the FSMA does not apply to the relevant Issuer; and

(e) General compliance: it has complied and will comply with all applicable provisions of the FSMA (and all rules and regulations made pursuant to the FSMA) with respect to anything done by it in relation to any Instruments in, from or otherwise involving the United Kingdom.

Japan

The Instruments have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Accordingly, each of the Dealers has represented, warranted and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Instruments in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organised under the laws of Japan.

General

These selling restrictions may be modified by the agreement of the relevant Issuer and the Dealers following a change in a relevant law, regulation or directive. Any such modification will be set out in the Pricing Supplement issued in respect of the issue of Instruments to which it relates or in a supplement to this Information Memorandum.

Other than with respect to the admission to listing, trading and/or quotation by such one or more listing authorities, stock exchanges and/or quotation systems as may be specified in the relevant Pricing Supplement, no action has been or will be taken in any country or jurisdiction by the relevant Issuer or the Dealers that would permit a public offering of Instruments, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Persons into whose hands this Information Memorandum or any Pricing Supplement comes are required by the Issuers and the Dealers to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver Instruments or have in their possession or distribute such offering material, in all cases at their own expense.

Each Dealer has agreed that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers Instruments or has in its possession or distributes this Information

Memorandum, any other offering material or any Pricing Supplement and neither the Issuers nor any other Dealer shall have responsibility for such material.

FORM OF PRICING SUPPLEMENT

The Pricing Supplement in respect of each Tranche of Instruments will be substantially in the following form, duly supplemented (if necessary), amended (if necessary) and completed to reflect the particular terms of the relevant Instruments and their issue. Text in this section appearing in italics does not form part of the form of the Pricing Supplement but denotes directions for completing the Pricing Supplement.

Pricing Supplement dated [*]

[TRANSCO HOLDINGS plc/TRANSCO plc]*

Issue of [Aggregate Nominal Amount of Tranche] [Title of Instruments]
under the Euro 7,000,000,000 Euro Medium Term Note Programme

This document constitutes the Pricing Supplement relating to the issue of Instruments described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set out in the Information Memorandum dated 23 July 2004 [and the Supplemental Information Memorandum dated [*]]. This Pricing Supplement contains the final terms of the Instruments and must be read in conjunction with that Information Memorandum[, as so supplemented].

[The following alternative language applies if the first tranche of an issue which is being increased was issued under an Information Memorandum with an earlier date.

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions (the “Conditions”) set forth in the Information Memorandum dated [original date] [as supplemented by] [Supplemental Information Memorandums dated [*]]. This Pricing Supplement contains the final terms of the Instruments and must be read in conjunction with the Information Memorandum dated [current date] [and the supplemental Information Memorandum dated [*]], save in respect of the Conditions which are extracted from the Information Memorandum dated [original date] and are attached hereto.]

[Include whichever of the following apply or specify as “Not Applicable” (N/A). Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or sub- paragraphs.]

1. Issuer:	[Transco Holdings plc/Transco plc]*
2. (i) Series Number:	[*]
(ii) Tranche Number:	[*]
[(If fungible with an existing Series, details of that Series, including the date on which the Instruments become fungible.)]
3. Specified Currency or Currencies:	[*]

4. Aggregate Nominal Amount:

(i) Series:	[*]
(ii) [Tranche:	[*]]
5. (i) Issue Price:	[*] per cent. of the Aggregate Nominal Amount [plus accrued interest from [insert date] (in the case of fungible issues only, if applicable)]
(ii) [Net proceeds:	[*] (Required only for listed issues)]
6. Specified Denominations:	[*]
[*]
7. (i) Issue Date:	[*]
(ii) Interest Commencement Date:	[*]
8. Maturity Date:	[specify date or (for Floating Rate Instruments) Interest Payment Date falling in or nearest to the relevant month and year](1)
9. Interest Basis:	[[*] per cent. Fixed Rate] [[specify reference rate] +/- [*] per cent. Floating Rate]

[Zero Coupon] [Index Linked Interest] [Other (specify)] (further particulars specified below)
10. Redemption/Payment Basis:	[Redemption at par] [Index Linked Redemption] [Dual Currency] [Partly Paid] [Instalment] [Other (specify)]
11. Change of Interest or Redemption/Payment Basis:	[Specify details of any provision for convertibility of Instruments into another interest or redemption /payment basis]
12. Put/Call Options:	[Put] [Call] [(further particulars specified below)]
13. Status of the Instruments:	Senior
14. Listing:	[Applications have been made for the Instruments to be admitted to listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange/other (specify)/None]
15. Method of distribution:	[Syndicated/Non-syndicated]

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

16. Fixed Rate Instrument Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)
(i) Rate[(s)] of Interest:	[*] per cent. per annum [payable [annually/ semi-annually/quarterly/monthly] in arrear]
(ii) Interest Payment Date[(s)]:	[*] in each year [adjusted in accordance with [Specify Business Day Convention and any applicable Business Centre(s) for the definition of “Business Day”]/not adjusted]
(iii) Fixed Coupon Amount [(s)]:	[*] per [*] in nominal amount
(iv) Broken Amount:	[Insert particulars of any initial or final broken interest amounts which do not correspond with the Fixed Coupon Amount [(s)] and the Interest Payment Date(s) to which they relate]
(v) Day Count Fraction (Condition 3.2.4(i)):	[*] (Day count fraction should be Actual/Actual- ISMA for all fixed rate issues other than those denominated in U.S. dollars unless otherwise agreed)

(1) Notes which have a maturity of less than one year must have a minimum redemption value of £100,000 (or its equivalent in other currencies) and only be issued to “professionals” within Article 9(2)(a) of the Financial Services and Markets Act (Regulated Activities) Order 2001.

(vi) Determination Date(s) (Condition 3.2.4(i)):	[*] in each year [insert regular interest payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon](2)
(vii) Other terms relating to the method of calculating interest for Fixed Rate Instruments:	[Not Applicable/give details]
17. Floating Rate Instrument Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph.)
(i) Interest Period(s):	[*]
(ii) Specified Interest Payment Dates:	[*]
(iii) Business Day Convention:	[Floating Rate Business Day Convention/ Following Business Day Convention/ Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]

(iv) Business Centre(s) (Condition 3.2.4(i)):	[*]
(v) Manner in which the Rate(s) of Interest is/are to be determined:	[Screen Rate Determination/ISDA Determination/other (give details)]
(vi) Interest Period Date(s):	[Not Applicable/specify dates]
(vii) Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the Calculation Agent):	[*]

(viii) Screen Rate Determination (Condition 3.2.3(B)):

Relevant Time:	[*]
Interest Determination Date:	[[*] [TARGET] Business Days in [specify city] for [specify currency] prior to [the first day in each Interest Accrual Period/each Interest Payment Date]]
Primary Source for Floating Rate:	[Specify relevant screen page or “Reference Banks”]
Reference Banks (if Primary Source is “Reference Banks”):	[Specify four]
Relevant Financial Centre:	[The financial centre most closely connected to the Benchmark ö specify if not London]
Benchmark:	[LIBOR, LIBID, LIMEAN, EURIBOR or other benchmark]
Representative Amount:	[Specify if screen or Reference Bank quotations are to be given in respect of a transaction of a specified notional amount]
Effective Date:	[Specify if quotations are not to be obtained with effect from commencement of Interest Accrual Period]
Specified Duration:	[Specify period for quotation if not duration of Interest Accrual Period]

(ix) ISDA Determination (Condition 3.2.3(A)):

Floating Rate Option:	[*]
Designated Maturity:	[*]
Reset Date:	[*]
ISDA Definitions: (if different from those set out in the Conditions)	[*]
(x) Margin(s):	[+/-] [*] per cent. per annum
(xi) Minimum Rate of Interest:	[*] per cent. per annum
(xii) Maximum Rate of Interest:	[*] per cent. per annum
(xiii) Day Count Fraction (Condition 3.2.4(i)):	[*]
(xiv) Rate Multiplier:	[*]

(xv) Fall back provisions, rounding provisions, denominator and any other terms relating to the method of calculating interest on Floating Rate Instruments, if different from those set out in the Conditions:

[*]
18. Zero Coupon Instrument Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)
(i) Amortisation Yield (Condition 4(d)):	[*] per cent. per annum
(ii) Day Count Fraction (Condition 3.2.4(i)):	[*]
(iii) Any other formula/basis of determining amount payable:	[*]
19. Index Linked Interest Instrument Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)
(i) Index/Formula:	[Give or annex details]
(ii) Calculation Agent responsible for calculating the interest due:	[*]
(iii) Provisions for determining Coupon where calculation by reference to Index and/or Formula is impossible or impracticable:	[*]

(iv) Interest Period(s):	[*]
(v) Specified Interest Payment Dates:	[*]
(vi) Business Day Convention:	[Floating Rate Business Day Convention/ Following Business Day Convention/ Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]
(vii) Additional Business Centre(s) (Condition 3.2.4(i)):	[*]
(viii) Minimum Rate of Interest:	[*] per cent. per annum
(ix) Maximum Rate of Interest:	[*] per cent. per annum
(x) Day Count Fraction (Condition 3.2.4(i)):	[*]
20. Dual Currency Instrument Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)
(i) Rate of Exchange/Method of calculating Rate of Exchange:	[Give details]
(ii) Calculation Agent, if any, responsible for calculating the principal and/or interest due:	[*]
(iii) Provisions applicable where calculation by reference to Rate of Exchange impossible or impracticable:	[*]
(iv) Person at whose option Specified Currency(ies) is/are payable:	[*]
(v) Day Count Fraction (Condition 3.2.4(i)):	[*]

PROVISIONS RELATING TO REDEMPTION

21. Call Option	[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)
(i) Optional Redemption Date(s):	[*]
(ii) Optional Redemption Amount(s) of each Instrument and method, if any, of calculation of such amount(s):	[*] per Instrument of [*] specified denomination
(iii) If redeemable in part:	[*]
(a) Minimum nominal amount to be redeemed:	[*]
(b) Maximum nominal amount to be redeemed:	[*]
(iv) Option Exercise Date(s):	[*]
(v) Description of any other Issuer’s option:	[*]
(vi) Notice period:(3)	[*]
22. Put Option	[Applicable/Not Applicable] (If not applicable, delete the remaining sub- paragraphs of this paragraph)
(i) Optional Redemption Date(s):	[*]
(ii) Optional Redemption Amount(s) of each Instrument and method, if any, of calculation of such amount(s):	[*] per Instrument of [*] specified denomination
(iii) Option Exercise Date(s):	[*]
(iv) Description of any other Instrumentholder’s option:	[*]
(v) Notice period:(4)	[*]

(3)If setting notice periods which are different to those provided in the terms and conditions, issuers are advised to consider the practicalities of distribution of information through intermediaries, for example clearing systems and custodians, as well as any other notice requirements which may apply, for example as between the issuer and its trustee.

(4)If setting notice periods which are different to those provided in the terms and conditions, issuers are advised to consider the practicalities of distribution of information through intermediaries, for example clearing systems and custodians, as well as any other notice requirements which may apply, for example as between the issuer and its trustee.

23. Final Redemption Amount of each Instrument	[[*] per Instrument of [*] specified denomination/Other/See Appendix]
24. Early Redemption Amount

(i) Early Redemption Amount(s) of each Instrument payable on redemption for taxation reasons (Condition 4(b)) or an Event of Default (Condition 8) and/or the method of calculating the same (if required or if different from that set out in the Conditions):

[*]
(ii) Redemption for taxation reasons permitted on days other than Interest Payment Dates (Condition 4(b)):	[Yes/No]
(iii) Unmatured Coupons to become void upon early redemption (Bearer Instruments only) (Condition 5(e)):	[Yes/No/Not Applicable]

GENERAL PROVISIONS APPLICABLE TO THE INSTRUMENTS

25. Form of Instruments:	Bearer Instruments
(i) Temporary or permanent Global Instrument:

[temporary Global Instrument exchangeable for a permanent Global Instrument which is exchangeable for Definitive Instruments on 60 days’ notice in the limited circumstances specified in the permanent Global Instrument]

[temporary Global Instrument exchangeable for Definitive Instruments on 40 days’ notice]
[permanent Global Instrument exchangeable for Definitive Instruments on 60 days’ notice/ at any time/in the limited circumstances specified in the permanent Global Instrument]
(ii) Applicable TEFRA exemption:	[C Rules/D Rules/Not applicable]
26. Financial Centre(s) (Condition 5(f)) or other special provisions relating to payment dates:	[Not applicable/Give details. Note that this item relates to the date and place of payment, and not interest period end dates, to which items 16(ii), 17(iv) and 19(vii) relate]]
27. Talons for future Coupons or Receipts to be attached to Definitive Instruments (and dates on which such Talons mature):	[Yes/No. If yes, give details]

28. Details relating to Partly Paid Instruments: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Instruments and interest due on late payment:

[Not applicable/give details]
29. Details relating to Instalment Instruments:	[Not applicable/give details]
Instalment Amount(s):	[*]
Instalment Date(s):	[*]
Minimum Instalment Amount:	[*]
Maximum Instalment Amount:	[*]
30. Redenomination, renominalisation and reconventioning provisions:	[Not applicable/The provisions annexed to this Pricing Supplement apply]
31. Consolidation provisions:	[Not applicable/The provisions annexed to this Pricing Supplement apply]
32. Other terms or special conditions:(5)	[Not applicable/give details]

DISTRIBUTION

33. If syndicated, names of Managers:	[Not applicable/give names]
Stabilising Manager (if any):	[Not applicable/give name]
Dealer’s Commission:	[*]
34. If non-syndicated, name of Dealer:	[Not applicable/give name]
35. Additional selling restrictions:	[Not applicable/give details]

OPERATIONAL INFORMATION

36. ISIN Code:	[*]
37. Common Code:	[*]
38. Any clearing system(s) other than Euroclear and	[Not applicable/give name(s) and number(s)]

Clearstream, Luxembourg and the relevant identification number(s):
39. Delivery:	Delivery [against/free of] payment
40. The Agents appointed in respect of the Instruments are:	[*]

GENERAL

41. Additional steps that may only be taken following approval by an Extraordinary Resolution in accordance with Condition 10(a):	[Not applicable/give details]
42. The aggregate principal amount of Instruments issued has been translated into euro at the rate of [*], producing a sum of (for Instruments not denominated in euro):	[Not applicable/o[*]]

[LISTING APPLICATION

This Pricing Supplement comprises the final terms required for the Instruments described herein to be admitted to the Official List of the UK Listing Authority and admitted to trading by the London Stock Exchange pursuant to the Euro 7,000,000,000 Euro Medium Term Note Programme of Transco Holdings plc and Transco plc.]

[STABILISING

In connection with this issue, [*] (the “Stabilising Manager”) (or any person acting for the Stabilising Manager) may over-allot or effect transactions with a view to supporting the market price of the Instruments at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the Stabilising Manager (or any agent of the Stabilising Manager) to do this. Such stabilising, if commenced, may be discontinued at any time, and must be brought to an end after a limited period. Such stabilising shall be in compliance with all applicable laws, regulations and rules.]

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement which, when read together with the Information Memorandum referred to above, contains all information that is material in the context of the issue of the Instruments.

Signed on behalf of the Issuer:

By:

Duly authorised

GENERAL INFORMATION

(1) The admission of the Programme to listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange is expected to take effect on or about 28 July 2004. The listing of the Instruments on the London Stock Exchange will be expressed as a percentage of their nominal amount (exclusive of accrued interest). Any Tranche of Instruments intended to be admitted to listing on the Official List of the UK Listing Authority and admitted to trading on the London Stock Exchange will be so admitted to listing and trading upon submission to the UK Listing Authority and the London Stock Exchange of the relevant Pricing Supplement and any other information required by the UK Listing Authority and the London Stock Exchange, subject in each case to the issue of the relevant Instruments. Prior to official listing, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions will normally be effected for delivery on the third working day in London after the day of the transaction.

However, Instruments may be issued pursuant to the Programme which will not be admitted to listing, trading and/or quotation by the UK Listing Authority or the London Stock Exchange or any other listing authority, stock exchange and/or quotation system or which will be admitted to listing, trading and/or quotation by such listing authority, stock exchange and/or quotation system as the relevant Issuer and the relevant Dealer(s) may agree.

(2) The Issuers have obtained all necessary consents, approvals and authorisations in the United Kingdom in connection with the issue and performance of the Instruments. The establishment of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of Transco Holdings passed on 17 July 2003. The update of the Programme was authorised by a resolution of the Finance Committees of the Board of Directors of Transco Holdings and Transco passed on 29 April 2004.

(3) Instruments have been accepted for clearance through the Euroclear and Clearstream, Luxembourg. The appropriate common code and the International Securities Identification Number in relation to the Instruments of each Series will be specified in the Pricing Supplement relating thereto. The relevant Pricing Supplement shall specify any other clearing system as shall have accepted the relevant Instruments for clearance together with any further appropriate information.

(4) As a result of a fatal accident at Larkhall, Lanarkshire in December 1999 in which four people died, Transco faces charges alleging breaches of sections 3 and 33 of the Health and Safety at Work Act 1974. The case is currently listed for trial in Edinburgh commencing 27 September 2004. The maximum penalty for breach of either of the above sections is an unlimited fine.

Except as disclosed in this paragraph, there are no, nor have there been any, legal or arbitration proceedings (including such proceedings which are pending or threatened of which Transco Holdings is aware) which may have or have had in the 12 months preceding the date of this Information Memorandum a significant effect on the Transco Holdings Group’s financial position.

(5) As a result of a fatal accident at Larkhall, Lanarkshire in December 1999 in which four people died, Transco faces charges alleging breaches of sections 3 and 33 of the Health and Safety at Work Act 1974. The case is currently listed for trial in Edinburgh commencing 27 September 2004. The maximum penalty for breach of either of the above sections is an unlimited fine.

Except as disclosed in this paragraph, there are no, nor have there been any, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Transco is aware) which may have or have had in the 12 months preceding the date of this Information Memorandum a significant effect on the Transco Group’s financial position.

(6) Save as disclosed herein, there has been no significant change in the financial or trading position of the Transco Holdings Group since 31 March 2004 and no material adverse change in the financial position or prospects of Transco Holdings or the Transco Holdings Group since 31 March 2004.

(7) Save as disclosed herein, there has been no significant change in the financial or trading position of the Transco Group since 31 March 2004 and no material adverse change in the financial position or prospects of Transco or the Transco Group since 31 March 2004.

(8) PricewaterhouseCoopers LLP and their predecessors PricewaterhouseCoopers, Chartered Accountants, have audited the accounts of the Transco Holdings Group for the two years ended 31 March 2004, and the 15 months ended 31 March 2002, respectively. The audited accounts for the Transco Holdings Group contain unqualified reports.

(9) PricewaterhouseCoopers LLP and their predecessors PricewaterhouseCoopers, Chartered Accountants, have audited the accounts of the Transco Group for the two years ended 31 March 2004, and the 15 months ended 31 March 2002, respectively. The audited accounts of the Transco Group contain unqualified reports.

(10) Each Instrument, Receipt, Coupon and Talon will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code”.

(11) For so long as the Programme remains in effect or any Instruments are outstanding, copies of the following documents may be inspected during usual business hours on any weekday (Saturdays and public holidays excepted), for inspection at the offices of JPMorgan Chase Bank at Trinity Tower, 9 Thomas More Street, London E1W 1YT and at the registered offices of each of the Issuers:

(i) a copy of this Information Memorandum together with any supplement to this Information Memorandum or further Information Memorandum;

(ii) the Trust Deed (which includes the form of the Global Instruments, the Definitive Instruments, the Coupons, the Receipts and the Talons);

(iii) the Agency Agreement;

(iv) the Dealer Agreement;

(v) the Memorandum and Articles of Association of each of the Issuers;

(vi) the audited consolidated accounts of Transco Holdings for the two years ended 31 March 2004, and any consolidated interim accounts of Transco Holdings published subsequently to such accounts;

(vii) the audited consolidated accounts of Transco for the two years ended 31 March 2004, and any consolidated interim accounts of Transco published subsequently to such accounts; and

(viii) any Pricing Supplement relating to Instruments which are admitted to listing, trading and/or quotation by any listing authority, stock exchange and/or quotation system. (In the case of any Instruments which are not admitted to listing, trading and/or quotation by any listing authority, stock exchange and/or quotation system, copies of the relevant Pricing Supplement will only be available for inspection by the relevant Instrumentholders.)

REGISTERED OFFICE OF THE ISSUERS

1-3 Strand

London WC2N 5EH

THE TRUSTEE

The Law Debenture Trust Corporation p.l.c.

Fifth Floor

100 Wood Street

London EC2V 7EX

THE ARRANGER AND AUTHORISED ADVISOR

HSBC Bank plc

8 Canada Square

London E14 5HQ

THE DEALERS

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

Credit Suisse First Boston (Europe) Limited

One Cabot Square

London E14 4QJ

Deutsche Bank AG London

Winchester House

1 Great Winchester Street

London EC2N 2DB

HSBC Bank plc

8 Canada Square

London E14 5HQ

J.P. Morgan Securities Ltd.

125 London Wall

London EC2Y 5AJ

Mizuho International plc

Bracken House

One Friday Street

London EC4M 9JA

The Royal Bank of Scotland plc

135 Bishopsgate

London EC2M 3UR

LEGAL ADVISERS

To the Issuers

Linklaters
One Silk Street
London EC2Y 8HQ

To the Dealers and to the Trustee

Clifford Chance
Limited Liability Partnership
10 Upper Bank Street
London E14 5JJ

ISSUING AND PAYING AGENT

JPMorgan Chase Bank
Trinity Tower
9 Thomas More Street
London E1W 1YT

PAYING AGENTS

ING Belgium SA/NV
avenue Marnixlaan 24
B-1000 Brussels
Belgium

Kredietbank S. A. Luxembourgeoise

43, Boulevard Royal

L-2955 Luxembourg

Cre¤dit Agricole Investor Services Corporate Trust
91-93 boulevard Pasteur
75015 Paris

REGISTERED AUDITORS TO THE ISSUERS

PricewaterhouseCoopers LLP
1 Embankment Place
London WC2N 6RH

Printed by greenaways, a member of the ormolu group. E150318